UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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RENTRAK CORPORATION
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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RENTRAK CORPORATION

One Airport Center

7700 N.E. Ambassador Place

Portland, Oregon 97220

July 10, 2014

To Our Shareholders:

Our 2014 Annual Meeting of Shareholders will be held on Wednesday, August 13, 2014, at 9:00 a.m., Pacific Daylight Time, at our executive offices, located at One Airport Center, 7700 N.E. Ambassador Place, Portland, Oregon, 97220. You will find details of the business to be conducted at the annual meeting provided in the attached formal Notice of Annual Meeting and Proxy Statement. Our 2014 Annual Report is also enclosed.

Among the matters to be acted on at the meeting are the election of directors, ratification of the appointment of our independent auditors, approval of an amendment to our Restated Articles of Incorporation to increase the number of authorized shares of common stock, approval of our amended 2011 Employee Stock Purchase Plan with an additional 100,000 shares of our common stock reserved for issuance, and the advisory, non-binding vote to approve named executive officer compensation. Richard Hochhauser will be retiring from the board after many years of service to Rentrak’s shareholders. We wish to express our deep gratitude to Richard for all of his efforts and contributions in helping Rentrak during these most important years.

Whether or not you plan to attend the meeting in person, it is important that your shares be represented and voted at the meeting. ACCORDINGLY, PLEASE FILL OUT, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY. If you attend the meeting, you may revoke your proxy and vote in person, if you prefer.

Sincerely yours,

BRENT D. ROSENTHAL	WILLIAM P. LIVEK
Non-Executive Chairman of the Board	Vice Chairman and Chief Executive Officer

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON AUGUST 13, 2014:

The proxy statement for the 2014 Annual Meeting of Shareholders and 2014 Annual Report to Shareholders are available at http://investor.rentrak.com/annuals.cfm

RENTRAK CORPORATION

One Airport Center

7700 N.E. Ambassador Place

Portland, Oregon 97220

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held August 13, 2014

To the Shareholders of Rentrak Corporation:

The Annual Meeting of Shareholders of Rentrak Corporation will be held on Wednesday, August 13, 2014, at 9:00 a.m., Pacific Daylight Time, at Rentrak’s executive offices, located at One Airport Center, 7700 N.E. Ambassador Place, Portland, Oregon, 97220, for the following purposes:

1.	To elect a board of directors consisting of eight members, each to serve until the next annual meeting of shareholders and until his or her successor is duly elected and qualified;

2.	To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2015;

3.	To amend Article III of the company’s Restated Articles of Incorporation to increase the number of authorized shares of common stock from 30,000,000 to 75,000,000;

4.	To approve the amended Rentrak Corporation 2011 Employee Stock Purchase Plan;

5.	To approve, as an advisory vote, compensation of Rentrak’s named executive officers;

6.	To transact such other business as may properly come before the meeting or any adjournments thereof.

The board of directors has fixed the close of business on June 17, 2014 as the record date for determining shareholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. The proxy statement, which includes more information about the proposals to be voted on at the Annual Meeting, proxy card and 2014 Annual Report to Shareholders accompany this Notice.

Whether or not you plan to attend the Annual Meeting, please fill out, sign, date and promptly return the enclosed proxy card in the enclosed postage paid envelope. You may revoke your proxy in writing or at the Annual Meeting, if you wish to vote in person.

By Order of the Board of Directors:

David I. Chemerow
Chief Operating Officer, Chief Financial Officer and Secretary

Portland, Oregon

July 10, 2014

RENTRAK CORPORATION

One Airport Center

7700 N.E. Ambassador Place

Portland, Oregon 97220

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

To Be Held August 13, 2014

MEETING AND VOTING INFORMATION

Date, Time and Place of Meeting

The board of directors of Rentrak Corporation is furnishing this notice of annual meeting and proxy statement and the enclosed proxy card in connection with the board’s solicitation of proxies for use at Rentrak’s 2014 Annual Meeting of Shareholders. These proxy materials and the accompanying 2014 Annual Report to Shareholders, which includes Rentrak’s audited financial statements for the fiscal year ended March 31, 2014, and the other portions of Rentrak’s 2014 Annual Report on Form 10-K for the fiscal year ended March 31, 2014, are being mailed for the first time on or about July 10, 2014, to shareholders of record on June 17, 2014, which is the record date set by the board of directors for determining the shareholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements.

The Annual Meeting will be held on Wednesday, August 13, 2014, at 9:00 a.m. Pacific Daylight Time, at Rentrak’s executive offices, located at One Airport Center, 7700 N.E. Ambassador Place, Portland, Oregon, 97220.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON AUGUST 13, 2014:

The proxy statement for the 2014 Annual Meeting of Shareholders and 2014 Annual Report to Shareholders are available at http://investor.rentrak.com/annuals.cfm.

Purposes of the Annual Meeting

The Annual Meeting has been called for the following purposes:

•	To elect a board of directors consisting of eight members, each to serve until the next annual meeting of shareholders and until his or her successor is duly elected and qualified;

•	To ratify the appointment of Grant Thornton LLP as Rentrak’s independent registered public accounting firm for the fiscal year ending March 31, 2015;

•	To approve an amendment to Rentrak’s Restated Articles of Incorporation to increase the number of authorized shares of common stock from 30,000,000 to 75,000,000;

•	To approve the amended Rentrak Corporation 2011 Employee Stock Purchase Plan;

•	To approve, by non-binding vote, the compensation of Rentrak’s named executive officers; and

•	To transact such other business as may properly come before the meeting or any adjournments thereof.

Section 2.12 of Rentrak’s 1995 Restated Bylaws sets forth procedures to be followed for introducing business at a shareholders meeting. Rentrak has no knowledge of any other matters that may be properly presented at the Annual Meeting. If other matters do properly come before the Annual Meeting in accordance with the Bylaws, the persons named in the proxy card will vote your proxy in accordance with their judgment on such matters in the exercise of their sole discretion.

Solicitation and Revocation of Proxies

Shares represented by a proxy card that is properly dated, executed and returned will be voted as directed on the proxy card. If no direction is given, proxies will be voted FOR each of the director nominees selected by the board of directors, FOR ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm, FOR the approval of the amendment to our Restated Articles of Incorporation, FOR the approval of the Amended Rentrak Corporation 2011 Employee Stock Purchase Plan, and FOR the approval, on an advisory basis, of the compensation of our named executive officers. If other matters properly come before the Annual Meeting, the persons named in the accompanying proxy will vote in accordance with their best judgment with respect to such matters. Any proxy given by a shareholder may be revoked at any time prior to its use by execution of a later-dated proxy delivered to Rentrak’s Secretary, by vote in person at the Annual Meeting, or by written notice of revocation delivered to Rentrak’s Secretary.

Rentrak’s board of directors has selected the two persons named on the enclosed proxy card to serve as proxies in connection with the Annual Meeting.

Record Date and Shares Outstanding

Only shareholders of record at the close of business on June 17, 2014, which is the Record Date set by the board of directors, are entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements. At the close of business on the Record Date, 12,287,801 shares of Rentrak common stock were outstanding. For information regarding the ownership of Rentrak common stock by holders of more than five percent of the outstanding shares and by Rentrak’s directors and executive officers, see “Security Ownership of Certain Beneficial Owners and Management” on page 23 below.

Voting; Quorum; Vote Required

Each share of common stock outstanding on the Record Date is entitled to one vote per share at the Annual Meeting. Shareholders are not entitled to cumulate their votes. The presence, in person or by proxy, of the holders of a majority of Rentrak’s outstanding shares of common stock is necessary to constitute a quorum at the Annual Meeting.

The votes required to approve the proposals to be considered at the Annual Meeting are as follows:

Proposal 1—Election of Directors. The eight nominees for the board of directors receiving the highest number of affirmative votes cast at the meeting, in person or by proxy, will be elected as directors. You may vote “FOR” the nominees for election as directors, or you may “WITHHOLD” your vote with respect to one or more nominees. For purposes of determining whether a quorum exists for the meeting, if you return a proxy card and withhold your vote from the election of all directors, your shares will be counted as present.

Proposal 2—Ratification of the Appointment of Independent Registered Public Accounting Firm. Ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2015 requires the presence of a quorum at the Annual Meeting and that the votes cast in favor of this proposal exceed the votes cast opposing this proposal. You may vote “FOR,” “AGAINST,” or “ABSTAIN” on the proposal to ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2015.

Proposal 3—Approval of Amendment to Rentrak’s Restated Articles of Incorporation to Increase Authorized Shares of Common Stock. Approval of the proposed amendment to the company’s Restated Articles of Incorporation to increase the number of authorized shares of the company’s common stock requires the presence of a quorum at the Annual Meeting and that the votes cast in favor of this proposal exceed the votes cast opposing this proposal. You may vote “FOR,” “AGAINST,” or “ABSTAIN” on the proposal to approve amendment to the company’s Restated Articles of Incorporation.

Proposal 4—Approval of the amended Rentrak Corporation 2011 Employee Stock Purchase Plan. Approval of the amended Rentrak Corporation 2011 Employee Stock Purchase Plan requires the affirmative vote of a majority of the votes cast on the proposal. You may vote “FOR,” “AGAINST,” or “ABSTAIN” from the proposal to approve the amended Rentrak Corporation 2011 Employee Stock Purchase Plan.

Proposal 5—Advisory Approval of Compensation of Named Executive Officers. Approval, on an advisory basis, of the compensation of Rentrak’s named executive officers requires the presence of a quorum at the Annual Meeting and that the votes cast in favor of this proposal exceed the votes cast opposing this proposal. The board of directors will consider the outcome of the vote when making future decisions regarding the compensation of Rentrak’s named executive officers. You may vote “FOR,” “AGAINST,” or “ABSTAIN” on the proposal to approve, on an advisory basis, the compensation of Rentrak’s named executive officers.

Effect of Broker Non-Votes and Abstentions

If a broker holds your shares in street name, you should instruct your broker how to vote. A broker non-vote occurs when a nominee holding shares for a beneficial owner returns a duly executed proxy that does not include any vote with respect to a particular proposal because the nominee did not have discretionary voting power with respect to the matter being considered and did not receive voting instructions from the beneficial owner. Only Proposal 2, the ratification of the selection of our independent registered public accounting firm, is considered a “discretionary” matter.

Broker non-votes and abstentions are deemed present at the Annual Meeting for purposes of determining whether a quorum is present, but will have no effect on the outcome of any of the proposals on the ballot. Broker non-votes and abstentions will have no effect on Proposal 1, the election of directors, because directors are elected by a plurality of the votes cast. Broker non-votes will have no effect on Proposal 2, ratification of the appointment of our independent registered public accounting firm, because brokers or nominees have discretionary authority to vote on this proposal. Broker non-votes and abstentions also will have no effect on Proposal 3, the approval of the amendment to Rentrak’s Restated Articles of Incorporation to increase the number of authorized shares of the company’s common stock, Proposal 4, the approval of the amended Rentrak Corporation 2011 Employee Stock Purchase Plan, and Proposal 5, the approval of Rentrak’s named executive officer compensation, because broker non-votes and abstentions will not be included in tabulations of votes cast and shares entitled to vote for purposes of determining whether a proposal has been approved.

We urge you to provide voting instructions to your broker on all voting items.

Costs of Solicitation

Rentrak will bear all costs and expenses associated with this solicitation. In addition to solicitation by mail, directors, officers and employees of Rentrak may solicit proxies from shareholders personally or by telephone, facsimile or e-mail transmission, without receiving any additional remuneration. Rentrak has asked brokerage houses, nominees and other agents and fiduciaries to forward soliciting materials to beneficial owners of Rentrak common stock and will reimburse all such brokerage houses, nominees and other agents and fiduciaries for their expenses.

Householding

In accordance with applicable regulations, Rentrak delivers a single annual report and proxy statement to persons who share an address, unless we have been notified that those persons prefer to receive individual copies of those documents. This practice is referred to as “householding.” If you reside at an address that received only one copy of proxy materials as a result of householding, we will promptly deliver additional copies upon oral or written request. If you wish to receive separate copies in the future, please contact us at Rentrak Corporation, P.O. Box 18888, Portland, Oregon 97218-0888, Attn: Corporate Secretary, or by phone at (503) 284-7581 extension 264. If you and others living at your address received multiple copies of proxy materials and prefer to receive a single copy, you may request that a single copy be sent in the future by contacting us as described above.

PROPOSAL 1

ELECTION OF DIRECTORS

Seven of our current directors, David Boylan, William E. Engel, William P. Livek, Anne MacDonald, Martin O’Connor II, Brent Rosenthal and Ralph Shaw, have been nominated by the board of directors to stand for re-election as directors. Richard Hochhauser is retiring after five years of service to Rentrak. Mr. Boylan was elected by the board in September 2013 to fill a newly-created vacancy to help represent the needs of the Local TV marketplace.

Ms. Patricia Gottesman has been nominated by the board of directors, to help represent the prospective of social media and over the top video, following consideration by and upon the recommendation of the Nominating and Governance Committee, for election at the Annual Meeting to fill the position being vacated by Mr. Hochhauser. Nonmanagement directors recommended Ms. Gottesman as a potential board member.

Rentrak’s Bylaws currently in effect provide for not less than six and not more than ten positions on the board of directors. The board of directors has set the size of the board at eight positions and nominated the individuals named above to serve on the board until the next annual meeting. If for any reason any of these nominees should become unavailable for election (an event the board does not anticipate), proxies will be voted for the election of any substitute nominee that the board in its discretion may recommend. Proxies cannot be voted for more than eight nominees. Directors are re-elected annually to serve until the next annual meeting of shareholders and until their successors are duly elected and qualified. If a vacancy occurs after the Annual Meeting, the board of directors may elect a replacement to serve for the remainder of the unexpired term.

The board of directors has determined that each of the nominees for director, other than Mr. Livek, is or will be an “independent director” under Rule 5605(a)(2) of the Nasdaq listing standards.

The board of directors unanimously recommends that you vote “FOR” the election of each of the following nominees for director:

DAVID BOYLAN (age 62). Mr. Boylan has 40 years of local television experience. Seventeen of those years he served as the Vice President and General Manager for FOX owned-and-operated television stations in Greensboro, North Carolina, Tampa, Florida and Los Angeles. For the ten years spanning 2003-2013, he was the Vice President and General Manager of the ABC affiliate television station serving the Miami market, which was owned by Post-Newsweek Stations, Inc. Mr. Boylan began his television career as a sales person for the NBC-owned station in Chicago. He was then promoted to sales management positions at the NBC-owned station in Cleveland. He has also been a leader on issues in the industry. He served as the Board Chair of the ABC Affiliate Association, an organization serving all of the more than 200 ABC affiliates across the United States from 2011 to 2013. He was also the President of the North Carolina Association of Broadcasters from 1994 to 1996. The board has nominated Mr. Boylan for election as a director because of his extensive experience operating TV stations, the local advertising market and his experience as the Board Chair of the ABC Affiliate Association. Mr. Boylan has served as a director of Rentrak since September 2013.

WILLIAM E. ENGEL (age 66). Mr. Engel has over 40 years of experience in the media and marketing information industries and is considered an expert on consumer-based marketing information and transactions-based data. He co-holds two patents: one that allows disparate databases to be integrated and a second which allows transaction based data to be calibrated to a population. Since January 2009, Mr. Engel has served as Chairman and is now a minority owner of Consumer Orbit L.L.C., a marketing information aggregator with a focus on the relationship between existing consumer databases and consumer generated transactions-based data. Mr. Engel served as Senior Vice President of Innovation for the Marketing Services Group of Experian, Inc., a provider of information, analytical and marketing services worldwide, from February 2007 until December 2008, and was co-President of Experian’s subsidiary Experian Research Services from October 2004 until February 2007. From 1998 until 2004, he was Chairman and Chief Executive Officer of Simmons Market Research Bureau following its acquisition by Symmetrical Resources Inc., co-founded by Mr. Engel in 1992.

Mr. Engel has served at the executive level of a number of consumer research companies since the early 1970s. His experience includes: President of Research and Operations for VNU (now The Nielsen Company) from mid-1989 to 1991, Executive Vice President of Operations for Birch Scarborough Research from mid-1984 to mid-1989 and various executive positions with the Arbitron Company from 1973 until 1978. Mr. Engel has served as a director of Rentrak since August 2010. The board has nominated Mr. Engel for election as a director because of his extensive expertise in, and significant contributions to, the media research industry, including the creation and marketing of new information products. In addition, his experience in building large-scale information companies and participation in senior management of various public and private companies enable Mr. Engel to assist Rentrak in the assessment of operating risks.

PATRICIA GOTTESMAN (age 55). Ms. Gottesman has served as Chairman of the Advisory Board of Ninah, the quantitative analytics and marketing science arm of Publicis Groupe S.A. since August 2013. She has also served as a Trustee for the Washington, D.C.-based Committee for Economic Development, a non-partisan, business led policy organization composed of CEOs and corporate directors from major companies and institutions across the county, since September, 2013. Since 2011, Ms. Gottesman has served as a member of the board of directors of World Wrestling Entertainment, Inc. (NYSE:WWE), a leader in global digital media entertainment with programming broadcasts, live events, a film studio and a new global video streaming network in 145 countries reaching 600 million homes worldwide. From 2010 through 2012, Ms. Gottesman was President, CEO and Corporate Director of Crimson Hexagon, Inc., a “big data,” quantitative analytics company, from 2011 through 2012. From 2008 thru 2010, Ms. Gottesman was the founder and principal of Omnibus PG, an international media and technology practice. Prior to 2008, Ms. Gottesman served for 29 years with Cablevision Systems Corporation in numerous senior product, marketing and operations positions, including Executive Vice President, Digital Marketing and Commerce from 2007 to 2008 and Executive Vice President, Product Management and Marketing from 2000 to 2006. The board has nominated Ms. Gottesman to serve as a director because of her leadership expertise and board room experience at media, advertising, analytics, “big data” and cable companies, making her uniquely qualified to evaluate industry risks and opportunities and provide guidance to Rentrak.

WILLIAM P. LIVEK (age 60). Mr. Livek has been Chief Executive Officer and a director of Rentrak since June 15, 2009. From December 2008 until June 2009, Mr. Livek was founder and Chief Executive Officer of Symmetrical Capital, an investment and consulting firm focused on the marketing/media measurement industry. From February 2007 until December 2008, he was Senior Vice President, Strategic Alliances and International Expansion, of Experian Information Solutions, Inc., a provider of information, analytical and marketing services worldwide, and was co-President of Experian’s subsidiary Experian Research Services from October 2004 to February 2007. From 1992 until 1998, Mr. Livek was President and co-founder of Symmetrical Resources Inc., which acquired Simmons Market Research Bureau in 1998, in addition to owning shares in other information companies. From 1998, Mr. Livek also served as Co-Chairman/Co-Owner at Simmons Market Research Bureau, where he directed the growth and evolution of the company into a media-neutral, consumer centric research and information business prior to its sale to Experian in 2004. The board has nominated Mr. Livek for election as a director based on his extensive background in media measurement, which also includes serving as President and CEO of Birch/Scarborough Research from late 1984 to 1992 and Vice President of Sales and Marketing with the Arbitron Company from 1980 to 1984. The board has nominated Mr. Livek for election as director, and selected him to continue to serve as Vice Chairman of the board effective upon his re-election, because of his insight and experience regarding Rentrak’s industry and his ability to serve as an effective liaison between the board and management.

ANNE MACDONALD (age 58). Ms. MacDonald is a senior marketing executive with over 30 years’ experience in Fortune 100 companies. Ms. MacDonald currently provides consulting and advisory services to public companies and private equity firms through her independent consulting firm MacDonald Marketing Consultancy LLC. Previously, Ms. MacDonald was Executive Vice President and Chief Marketing Officer for The Travelers Companies, which offers a wide variety of property and casualty insurance and surety products in the United States and select international markets, until 2011, a partner of The Rockefeller Consulting Group, which provides strategic marketing consulting services from 2007 until 2009, President and Chief Marketing Officer of Macy’s from 2006 until 2007, Chief Marketing Officer for the Consumer Division of Citigroup from 2004 until 2006, held various executive marketing positions in Citigroup from 1997 until 2004, and Vice President of Marketing for Pizza Hut from 1993 until 1997. Ms. MacDonald began her career in marketing in 1980 at Grey Advertising, moving to the NW Ayer agency, where she worked from 1983 until 1993, including as a Executive Vice President, Managing Director from 1991 to 1993 and member of their board from 1991 until 1993. Ms. MacDonald served on the board of Catalina Marketing from 2003 until 2006, and the Advisory Board of SS+K Advertising Agency from 2007 until 2009. She also serves on the non-profit boards of Orion Magazine, Schumacher Center for New Economics and ZanaAfrica. Ms. MacDonald has served as a director of Rentrak since August 2009. The board has nominated Ms. MacDonald for election as a director based on her years of marketing leadership experience in the media industry with knowledge of both the agency and client side of the business. Ms. MacDonald is Chair of the Compensation Committee.

MARTIN B. O’CONNOR, II (age 55). Mr. O’Connor is the managing partner of the law firm O’Connor, Morss & O’Connor, P.C. in Union, New Jersey. His practice focuses on advising his clients and their business interests and family offices, regarding strategic planning, ownership and wealth management issues, with clients in the financial, real estate, entertainment, sport and agricultural sectors in the United States and abroad. Mr. O’Connor has been a director of Cinedigm Digital Cinema Corp., a pioneer in transforming movie theaters into digital and networked entertainment centers, since 2010. Mr. O’Connor has also been a director of Digital Cinema Destinations Corp., a fast growing motion picture exhibitor dedicated to transforming movie theaters into digital entertainment centers, since 2010. He also serves as a director of various closely-held companies, charitable organizations, foundations and professional boards. Mr. O’Connor has served as a director of Rentrak since August 2010. The board has nominated Mr. O’Connor for election as a director in light of his extensive professional connections with prominent executives in the media and entertainment industries worldwide.

BRENT D. ROSENTHAL (age 42). Mr. Rosenthal has been a Research Analyst for WRH Partners II, L.L.C. and its affiliates (“WRH”) since 2002. William R. Huff, a principal of WRH, is the beneficial owner of 8.4% of Rentrak’s outstanding stock. Mr. Rosenthal also serves on the boards of directors of various private companies. Prior to 2002, Mr. Rosenthal served as Director of Mergers & Acquisitions for RSL Communications Ltd. from 1997 to 2001. Prior to joining RSL, Mr. Rosenthal served emerging media companies for Deloitte & Touche LLP from 1993 to 1997. Mr. Rosenthal is a Certified Public Accountant. He has served as a director of Rentrak since August 2008. He became Vice Chairman of the board of directors in September 2010 and was selected to serve as non-executive Chairman of the board of directors upon his re-election in 2011. Mr. Rosenthal is also Chair of the Audit Committee. The board has nominated Mr. Rosenthal to serve as a director and selected him to serve as non-executive Chairman of the board of directors upon his re-election in light of his financial expertise and experience in the media industry.

RALPH R. SHAW (age 75). Mr. Shaw has been president of Shaw Management Company, an investment counseling firm located in Portland, Oregon, since 1980, and general partner of a succession of three venture capital funds beginning in 1983. Mr. Shaw is a trustee of the Tax-Free Trust of Oregon. From 1993 to 2011, Mr. Shaw served on the board of Schnitzer Steel Industries, Inc. and was a member of its audit, compensation and governance committees. Mr. Shaw served as an outside director of one of Rentrak’s subsidiaries from 2000 through 2003. He also served as an adviser to the Rentrak board from 2001 until his election as a director of Rentrak in 2004. The board has granted Mr. Shaw a waiver for the following year from its rule requiring retirement from the board after 10 years of service or age 75. The board has nominated Mr. Shaw for election as a director because he brings to the board financial expertise and experience working with small companies.

Transaction with Director Nominee

In February 2010, Mr. Engel began providing services as an independent consultant to assist Rentrak in combining its sources of data for its TV EssentialsTM product under a three-year agreement with Consumer Orbit L.L.C., of which Mr. Engel is Chairman. The consulting fee under the agreement was $10,000 per month, which was reduced to $6,000 per month (or $72,000 per year) upon Mr. Engel’s election as a director of Rentrak in August 2010. The consulting arrangement was approved by the Audit Committee pursuant to the procedures for approving transactions with related persons described under “Committees and Meetings of the Board” beginning on page 16 below. In addition, on June 8, 2011 and June 17, 2011, we granted to Mr. Engel stock options to purchase 5,000 and 15,000 shares of our common stock, respectively, with a grant date fair market value of $60,126 and $141,599, respectively, as part of his consulting arrangement. After considering these compensation arrangements and input from the Nominating and Governance Committee, the board has concluded that Mr. Engel is an “independent director” under applicable Nasdaq listing standards.

In September 2013, Mr. Boylan became a director of Rentrak. In connection with Mr. Boylan’s election to Rentrak’s board, Rentrak entered into a consulting agreement with Mr. Boylan, dated effective as of September 13, 2013. The agreement provides for a consulting fee of $7,000 per month (or $84,000 per year). The consulting agreement was approved by the Audit Committee pursuant to the procedures for approving transactions with related persons described under “Committees and Meetings of the Board”. Mr. Boylan received a bonus of $25,000 in May 2014 for his services in assisting the Company with the sale of StationviewEssentials to several customers. After considering these compensation arrangements and input from the Nominating and Governance Committee, the board has concluded that Mr. Boylan is an “independent director” under applicable Nasdaq listing standards.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Grant Thornton LLP as Rentrak’s independent registered public accounting firm for the fiscal year ending March 31, 2015. See “Matters Relating to Our Auditors” beginning on page 35 below. Although the appointment of Grant Thornton LLP as Rentrak’s independent registered public accounting firm is not required to be submitted to a vote of the shareholders by Rentrak’s charter documents or applicable law, the board has decided to ask the shareholders to ratify the appointment. If the shareholders do not ratify the appointment of Grant Thornton LLP, the board will ask the Audit Committee to reconsider this selection.

For more information regarding Rentrak’s independent registered public accounting firm, see “Matters Relating to Our Auditors” on page 35 below.

The board of directors unanimously recommends that you vote “FOR” ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for fiscal 2015.

PROPOSAL 3

APPROVAL OF AMENDMENT TO RENTRAK’S RESTATED ARTICLES OF INCORPORATION TO

INCREASE AUTHORIZED SHARES OF COMMON STOCK

The board of directors has approved, and recommends that shareholders approve, an amendment to Rentrak’s Restated Articles of Incorporation to increase the number of shares of common stock that the company is authorized to issue from 30,000,000 to 75,000,000. As of June 17, 2014, a total of 12,287,801 shares of common stock were issued and outstanding, and as of March 31, 2014, 4,920,550 shares of common stock were reserved for issuance pursuant to the Company’s stock option and purchase plans and other equity compensation arrangements (see “Item 12. Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters—Equity Compensation Plan Information” in our Annual Report on Form 10-K for the year ended March 31, 2014), leaving 12,791,649 unissued and unreserved shares of common stock authorized under the Restated Articles of Incorporation. We are proposing to reserve an additional 100,000 shares under our amended 2011 Employee Stock Purchase Plan, subject to shareholder approval of Proposal 4.

If approved, the increased number of authorized shares of common stock will provide the company with the ability to issue shares in connection with stock splits or dividends, the sale of common stock to raise additional capital, stock option and purchase plans (and other equity compensation arrangements) and other general corporate purposes. The shares could be issued from time to time for such purposes as the board of directors may approve and, unless required by applicable law or Nasdaq rules, no further vote of Rentrak’s shareholders will be required. The Company has no current plans, proposals or arrangements for the issuance of any of the additional shares to be authorized by the amendment described in this Proposal 3.

The issuance of any additional shares of common stock may have the effect of diluting the percentage of stock ownership, book value and voting rights of present shareholders (unless present shareholders purchase additional shares in connection with such issuance necessary to maintain their pro rata interest). The amendment may also have the effect of discouraging attempts to acquire control of Rentrak, as additional shares of common stock could be issued to make such an attempt more difficult by diluting the stock ownership and voting power of, or increasing the cost to, a party seeking to obtain control. This amendment is not being proposed in response to any known effort or threat to acquire control of Rentrak and is not part of a plan by management to adopt measures having an anti-takeover effect.

If approved, the additional shares of common stock will have the same characteristics as the currently authorized shares of common stock of the company. Holders of common stock do not have preemptive rights to subscribe to additional securities that may be issued by the company.

The board of directors unanimously recommends that you vote “FOR” the proposal to amend the company’s Restated Articles of Incorporation to increase the number of authorized shares of the company’s common stock.

PROPOSAL 4

APPROVAL OF AMENDED RENTRAK CORPORATION 2011 EMPLOYEE STOCK PURCHASE PLAN

We are asking shareholders to approve the amended Rentrak Corporation 2011 Employee Stock Purchase Plan, which we refer to as the ESPP. The board of directors recently amended the ESPP, upon recommendation of its Compensation Committee and subject to shareholder approval, to increase by 100,000 shares (from 100,000 shares to 200,000 shares) the number of shares of our common stock available for issuance under the ESPP.

The ESPP allows employees to purchase shares of our common stock at a discount using payroll deductions. Shareholder approval of the ESPP would entitle employees in the United States to receive special tax treatment provided by the Code.

A copy of the ESPP is attached to this proxy statement as Appendix A. The description below is a summary and not intended to be a complete description of the ESPP. Please read the ESPP for more detailed information.

Description of the Employee Stock Purchase Plan

The purpose of the ESPP is to provide employees of Rentrak and of designated subsidiaries with an opportunity to purchase shares of common stock. The ESPP has two portions—one portion for employees in the United States and one portion for international employees.

The portion of the ESPP for employees in the United States is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code. The provisions of such portion of the ESPP, accordingly, will be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.

A total of 200,000 shares of common stock will be available for issuance and purchase under the ESPP. The number of shares of common stock available for issuance and purchase under the portion of the ESPP for United States employees will be 200,000 shares of common stock less the number of shares of common stock used for the employee stock purchase programs for employees outside the United States. If any purchase right terminates for any reason without having been exercised, the shares of common stock not purchased under such purchase right shall again become available for the ESPP.

The ESPP will be administered by the Compensation Committee of our board of directors or any other Committee appointed by the board of directors to administer the ESPP. The Committee has the full and exclusive discretionary authority to construe and interpret the ESPP and the rights granted under it, to designate from time-to-time which subsidiaries of Rentrak will participate in the ESPP, to establish offering and purchase periods under the ESPP, to establish rules and regulations for the administration of the ESPP, and to amend the ESPP to satisfy applicable laws, to obtain any exemption under such laws or to reduce or eliminate any unfavorable legal, accounting or other consequences. The Committee also may adopt special rules for employees of Rentrak’s international subsidiaries to conform to the particular laws and practices of the countries in which such employees reside.

Eligibility

Generally, all employees of Rentrak and its designated subsidiaries whose customary employment is for more than 20 hours per week and who have completed at least six months of service with Rentrak or any subsidiary are eligible to participate in the ESPP. Employees of designated subsidiaries outside the United States may have different eligibility requirements as determined appropriate by the Committee, for example, to accommodate local requirements and practices. However, any employee who would own or have options to acquire five percent (5%) or more of the total combined voting power or value of all classes of stock of Rentrak or any subsidiary is excluded from participating in the ESPP. As of June 17, 2014, there were approximately 376 employees eligible to participate in the ESPP.

Purchase of Shares of Common Stock

Pursuant to procedures established by the Committee, eligible employees may elect to have a portion of their compensation used to purchase shares of common stock. Purchase periods are established and purchases of shares of common stock are made on the last trading day of the purchase period with compensation amounts withheld from employees during the purchase period. Pursuant to procedures established by the Committee, employees may withdraw with respect to a future purchase period. If an employee withdraws from a future purchase period, such employee may not recommence withholding of compensation for the purchase of shares of common stock until the following purchase period.

On each purchase date (the last trading day of each purchase period), any amounts withheld from an employee’s compensation during the applicable purchase period for purposes of the ESPP will be used to purchase the greatest number of whole shares of common stock that can be purchased with such amounts. The purchase price for a share of common stock will be set, unless the Committee determines higher percentages, at the lesser of (i) eighty-five percent (85%) of the fair market value of a share of common stock on the first trading day of the purchase period or (ii) eighty-five percent (85%) of the fair market value of a share of common stock on the purchase date. For purposes of the ESPP, “fair market value” generally means the closing sales price of a share of common stock for the day. As of June 17, 2014 the closing sales price of a share of common stock as reported on the Nasdaq Global Market was $50.66 per share.

The Code limits the aggregate fair market value of the shares of common stock (determined as of the beginning of the purchase period) that any employee in the United States may purchase under the ESPP during any calendar year to $25,000. In addition, an employee may purchase a maximum number of shares determined by dividing $25,000 by the fair market value of the shares on the first day of the applicable offering period and the Committee may further limit the number of shares that an employee may purchase in any purchase period. Employees in the United States must notify Rentrak if shares of common stock are disposed of in a disposition that does not satisfy the holding period requirements of Section 423 of the Code (generally, as discussed below, two years from the beginning of the applicable purchase period).

Rentrak will pay the administrative costs associated with the operation of the ESPP. The employees will pay any brokerage commissions that result from their sales of shares of common stock.

Rentrak may deduct or withhold or require employees to pay to Rentrak any federal, state, local and other taxes Rentrak is required to withhold with respect to any event arising as a result of the ESPP. Rentrak may also deduct those amounts from the employees’ wages or compensation.

Effect of Certain Corporate Events

The ESPP provides for adjustment of the number of shares of common stock which may be granted under the ESPP as well as the purchase price per share of common stock and the number of shares of common stock covered by each purchase right for any increase or decrease in the number of shares of common stock resulting from a stock split, reverse stock split, stock dividend, extraordinary cash dividend, combination or reclassification of the common stock or recapitalization, reorganization, consolidation, split-up, spin-off or any other increase or decrease in the number of shares of common stock effected without receipt of consideration by Rentrak.

In the event of any corporate transaction, the Committee may make such adjustment it deems appropriate to prevent dilution or enlargement of rights in the ESPP, in the number, class of or price of shares of common stock available for purchase under the ESPP and in the number of shares of common stock which an employee is entitled to purchase and any other adjustments it deems appropriate. In the event of any such transaction, the Committee may elect to have the purchase rights under the ESPP assumed or such purchase rights substituted by a successor entity, to set an earlier purchase date, prior to the consummation of such corporate transaction, to terminate all outstanding purchase rights either prior to their expiration or upon completion of the purchase of shares of common stock on the next purchase date, or to take such other action deemed appropriate by the Committee.

Amendment or Termination

The board of directors may amend the ESPP at any time, provided such amendment does not cause rights issued under the portion of the ESPP for United States employees to fail to meet the requirements of Section 423 of the Code. Moreover, any amendment for which shareholder approval is required under Section 423 of the Code or any securities exchange on which the shares are traded must be submitted to the shareholders for approval. The board of directors may suspend or terminate the ESPP any time.

U.S. Federal Income Tax Consequences

The following discussion is only a brief summary of the United States federal income tax consequences to Rentrak and employees under the portion of the ESPP applicable to employees in the United States. It is based on the Code as in effect as of the date of this proxy statement. The discussion relates only to United States federal income tax treatment; state, local, foreign, estate, gift and other tax consequences are not discussed. The summary is not intended to be a complete analysis or discussion of all potential tax consequences.

The amounts deducted from an employee’s pay pursuant to the ESPP will be included in the employee’s compensation and be subject to federal income and employment tax. Generally, no additional income will be recognized by the employee either at the beginning of the purchase period when purchase rights are granted pursuant to the ESPP or at the time the employee purchases shares of common stock pursuant to the ESPP.

If the shares of common stock are disposed of at least two years after the first day of the purchase period to which the shares of common stock relate and at least one year after the shares of common stock were acquired under the ESPP (the “Holding Period”), or if the employee dies while holding the shares of common stock, the employee (or in the case of the employee’s death, the employee’s estate) will recognize ordinary income in the year of disposition or death in an amount equal to the lesser of (a) the excess of the fair market value of the shares of common stock on the first trading day of the purchase period over the purchase price of the share of common stock, or (b) the excess of fair market value of the shares of common stock at the time of such disposition over the purchase price of the shares of common stock.

If the shares of common stock are sold or disposed of (including by way of most gifts) before the expiration of the Holding Period, the employee will recognize ordinary income in the year of sale or disposition in an amount equal to the excess of the sales price over the purchase price. Even if the shares of common stock are sold for less than their fair market value on the purchase date, the same amount of ordinary income is included in income.

In addition, the employee generally will recognize capital gain or loss in an amount equal to the difference between the amount realized upon the sale of shares of common stock and the employee’s tax basis in the shares of common stock (generally, the amount the employee paid for the shares of common stock plus the amount, if any, taxed as ordinary income). Capital gain or loss recognized on a disposition of shares of common stock will be long-term capital gain or loss if the employee’s holding period for the shares of common stock exceeds one year. The purchase date begins the holding period for determining whether the gain or loss realized is short or long term.

If the employee disposes of shares of common stock purchased pursuant to the ESPP after the Holding Period, Rentrak will not be entitled to any federal income tax deduction with respect to the shares of common stock issued under the ESPP. If the employee disposes of such shares of common stock prior to the expiration of the Holding Period, Rentrak generally will be entitled to a federal income tax deduction in an amount equal to the amount of ordinary income recognized by the employee as a result of such disposition.

New Plan Benefits

Participation in the ESPP is entirely within the discretion of the eligible employees. Because Rentrak cannot presently determine the participation levels by employees, the rate of contributions by employees and the eventual purchase price under the ESPP, it is not possible to determine the value of benefits which may be obtained by executive officers and other employees under the ESPP. Nonemployee directors are not eligible to participate in the ESPP.

The board of directors unanimously recommends that you vote “FOR” approval of the amended Rentrak Corporation 2011 Employee Stock Purchase Plan.

PROPOSAL 5

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

We are asking shareholders to cast an advisory vote to approve Rentrak’s named executive officer compensation as disclosed in this proxy statement. As described below in the “Executive Compensation—Compensation Discussion and Analysis” section of this proxy statement starting on page 26 below, our Compensation Committee has structured our executive compensation program to attract, motivate and retain highly qualified employees, to align our executives’ interests with those of our shareholders and to provide our executives with opportunities to earn additional compensation when superior financial results are achieved. Our Compensation Committee and board of directors believe that the compensation policies and procedures articulated in the “Compensation Discussion and Analysis” section of this proxy statement are effective in achieving our goals.

We urge shareholders to read the “Executive Compensation” section of this proxy statement beginning on page 26 below, including the “Compensation Discussion and Analysis” starting on page 26 below that discusses our named executive compensation for fiscal 2014 in more detail, as well as the “Summary Compensation Table” and other related compensation tables, notes and narrative, appearing on pages 28 through 33 of this proxy statement, which provide detailed information on the compensation of our named executive officers.

In accordance with Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”), and as a matter of good corporate governance, we are asking for shareholder approval of the compensation of Rentrak’s named executive officers as disclosed in this proxy statement, including the disclosure made under “Compensation Discussion and Analysis”, the compensation tables, footnotes and narrative discussion following the compensation tables. This vote is not intended to address any specific item of compensation but rather the overall compensation of our named executive officers and the policies and practices described in this proxy statement.

Although this proposal, commonly referred to as a “say-on-pay” vote, is advisory and will not be binding on our board of directors or Compensation Committee, the board of directors and Compensation Committee will consider the results of this advisory vote when making future decisions regarding our named executive officer compensation programs. Our shareholders have the opportunity to cast an advisory vote on our named executive officers’ compensation every year at our annual meeting of shareholders.

The board of directors unanimously recommends that you vote “FOR” the approval, on an advisory basis, of the compensation of Rentrak’s named executive officers.

COMMITTEES AND MEETINGS OF THE BOARD

The board of directors has established several standing committees, including an Audit Committee, a Compensation Committee, and a Nominating and Governance Committee. During the fiscal year ended March 31, 2014, the board of directors held eleven meetings. Each director attended at least 75% of the total number of meetings held by the board of directors and the board committees on which he or she served during fiscal 2014.

The board of directors has adopted corporate governance guidelines, which state that directors are expected to attend all meetings of the board of directors and our annual meetings of shareholders. All directors attended our annual meeting of shareholders held in August 2013.

Audit Committee

Rentrak has a standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Audit Committee’s activities are governed by a formal written charter, a copy of which is available on Rentrak’s website under “Investor Relations / Corporate Governance / Committees / Audit” at www.rentrak.com. The Audit Committee held five meetings during the fiscal year ended March 31, 2014.

Mr. Rosenthal (Chair), Mr. O’Connor and Mr. Shaw, each of whom meets the financial literacy and independence requirements for audit committee membership specified in the Nasdaq listing standards and rules adopted by the Securities and Exchange Commission (the “SEC”), are the current members of the Audit Committee. The board of directors has determined that Messrs. Rosenthal and Shaw are each qualified to be an “audit committee financial expert” as defined in the SEC’s rules.

The Audit Committee makes decisions regarding the engagement or discharge of Rentrak’s independent registered public accounting firm, reviews and pre-approves audit and legally-permitted non-audit services provided by the independent registered public accounting firm, and oversees the integrity of Rentrak’s financial statements and other financial information, its systems of internal accounting and financial controls, and the independence and performance of Rentrak’s independent registered public accounting firm. The Audit Committee has established procedures for the receipt and handling of complaints about accounting and auditing matters and reports of ethical violations regarding Rentrak’s directors, officers and employees.

The Audit Committee’s charter makes the committee responsible for reviewing all potential conflict of interest transactions between Rentrak and a director, officer or shareholder (including transactions with family members or associates of such persons) that would be required to be reported as a transaction with a related person in this proxy statement under the SEC’s disclosure rules, and determining whether or not to approve any such transactions. Under the charter, the Audit Committee also reviews, interprets and administers Rentrak’s Code of Business Conduct and reviews requests for waivers and reports of violations. Under the Code of Business Conduct, executive officers and directors must obtain the prior written approval of the Audit Committee before participating in any business arrangement with Rentrak. Directors must disclose any personal interest they may have in any transaction with Rentrak or being considered by the board, and may not participate in any decision in which there is a conflict between their personal interests and Rentrak’s interests. Upon notification of a potential conflict of interest, the Audit Committee initiates its approval process by requesting all available information regarding the proposed transaction. The Audit Committee then reviews, discusses, and evaluates the transaction, including the potential risks and benefits to Rentrak. The Audit Committee independently determines if there is a conflict of interest and votes either to approve or reject the transaction in question. See also “Code of Ethics” on page 19 below.

Compensation Committee

During fiscal 2014, the members of the Compensation Committee were Ms. MacDonald (Chair), and Messrs. Hochhauser and Shaw, each of whom is an “independent director” as defined in Rule 5605(a)(2) of the Nasdaq listing standards. The Compensation Committee is responsible for approving and evaluating Rentrak’s director and officer compensation plans, policies and programs, evaluating the performance of Rentrak’s management, and making compensation decisions regarding Rentrak’s executive officers. The Compensation Committee is governed by a written charter, a copy of which is available on Rentrak’s website under “Investor Relations / Corporate Governance / Committees / Compensation” at www.rentrak.com. The Compensation Committee held twelve meetings during the fiscal year ended March 31, 2014.

Responsibilities and Processes of Compensation Committee. The board of directors has delegated responsibility for considering and approving the compensation programs for, and awards to, all of Rentrak’s executive officers, including the named executive officers identified in the Summary Compensation Table on page 28 below, to the Compensation Committee, which consists entirely of independent, non-employee directors. The Compensation Committee also establishes the executive compensation principles that guide the design of Rentrak’s executive compensation programs.

Engagement of Independent Consultant. For assistance in designing Rentrak’s compensation programs for executive officers to meet our goals and objectives, the Compensation Committee is authorized to engage the services of an outside consultant to conduct surveys and provide reports, updates and related advice to the committee regarding compensation paid to executive officers at peer companies who hold positions similar to those of our named executive officers. The Compensation Committee last engaged an outside consultant in April 2009 and did not retain an outside consultant during fiscal 2014.

Role of Executive Officers. The base salaries paid to executive officers for fiscal 2014, other than our Chief Executive Officer and our Chief Financial Officer and Chief Operating Officer, were recommended to the Compensation Committee by Mr. Livek in March 2013 and approved by the Compensation Committee. The recommendations were reviewed with the Compensation Committee chair in advance of deliberations and action was taken by the Compensation Committee as a whole. Each of Mr. Livek and Mr. Chemerow was present during the Compensation Committee’s deliberations and approval process regarding compensation of executive officers other than themselves.

Nominating and Governance Committee

During fiscal 2014, the Nominating and Governance Committee was chaired by Mr. Hochhauser. Mr. O’Connor and Mr. Rosenthal are its two other members. The board of directors has determined that each of these directors is independent as defined in Rule 5605(a)(2) of the Nasdaq listing standards. The Nominating and Governance Committee is governed by a written charter, a copy of which is available on Rentrak’s website under “Investor Relations / Corporate Governance / Committees / Nominating & Governance” at www.rentrak.com. The Nominating and Governance Committee held one meeting during the fiscal year ended March 31, 2014.

The Nominating and Governance Committee is responsible for identifying individuals qualified to become directors of Rentrak, recommending to the board of directors candidates for election and recommending individuals to serve on each board committee. It is also responsible for reviewing and maintaining a set of corporate governance guidelines addressing board organizational issues, committee structure and membership, and succession planning for Rentrak’s chief executive officer position.

The Nominating and Governance Committee has not adopted any specific, minimum qualifications for director candidates. In evaluating potential director nominees, the Nominating and Governance Committee takes into account all factors that it considers appropriate, including strength of character, maturity of judgment, career specialization, relevant technical skills or financial acumen, industry knowledge, and the highest personal and professional ethics, integrity and sound business judgment. Although the board of directors does not maintain a specific policy with respect to board diversity, the board of directors believes that it should be a diverse body, and the Nominating and Governance Committee considers a broad range of backgrounds and experiences in its assessment of the appropriate composition of the board of directors. The Nominating and Governance Committee considers these and other factors as it oversees the annual board of directors and committee assessments.

In determining whether to recommend nomination of current directors for re-election, the Nominating and Governance Committee performs periodic evaluations of individual directors. Non-employee directors are generally expected to retire upon reaching age 75 or completing ten years of service, whichever is later. Directors who are also employees will generally be expected to resign upon termination of employment, although the board of directors may make an exception to this policy for a former chief executive officer if it believes it to be in the best interests of Rentrak. The board has granted Mr. Shaw a waiver for the following year from its rule requiring retirement from the board after 10 years of service or age 75.

Whenever the Nominating and Governance Committee is required to identify new director candidates because of a vacancy or a desire to expand the board, the Nominating and Governance Committee will poll current directors for suggested candidates. The Nominating and Governance Committee has the authority to hire a third party search firm if it deems such action to be appropriate. Once potential candidates are identified, the Nominating and Governance Committee will conduct interviews with the candidates and perform such investigations into the candidates’ background as the Nominating and Governance Committee deems appropriate.

The Nominating and Governance Committee will consider director candidates suggested by shareholders for nomination by the board of directors. Shareholders wishing to suggest a candidate to the Nominating and Governance Committee should do so by sending the candidate’s name, biographical information, and qualifications to: Chair of Nominating and Governance Committee, in care of David Chemerow, Chief Operating Officer, Chief Financial Officer and Secretary, Rentrak Corporation, P.O. Box 18888, Portland, Oregon 97218-0888. Candidates suggested by shareholders will be evaluated by the same criteria and process as candidates from other sources. A shareholder’s director nominations must be received by the Secretary at the address listed above in a timely fashion in order to be considered and to allow for full information to be distributed to shareholders. To be timely, a shareholder’s nomination shall be received not less than 90 or more than 120 days prior to the one year anniversary of the date on which Rentrak first mailed its proxy materials for the preceding year’s annual meeting of shareholders. Each nomination shall include all information relating to the nominee as would be required to be disclosed in solicitation for proxies for the election of the nominee as a director as is required under Regulation 14A, including the nominee’s beneficial ownership and the nominee’s written consent to serve as a director. Please see Shareholder Proposals for 2015 on page 37 for additional details.

Board Committee Membership at July 10, 2014

Name	Audit Committee	Compensation Committee	Nominating & Governance Committee
Richard Hochhauser	-	Member	Chair
Anne MacDonald	-	Chair	-
Martin O’Connor	Member	-	Member
Brent Rosenthal	Chair	-	Member
Ralph Shaw	Member	Member	-

RISK MANAGEMENT

Rentrak has developed and maintains processes to manage risk in its operations. The board’s role in risk management is primarily one of oversight, with day-to-day responsibility for risk management implemented by the management team. The board executes its oversight role directly and through its various committees. The Audit Committee has the responsibility for implementing the board’s risk management oversight role over financial statements reporting. The Audit Committee is also responsible for reviewing conflict of interest transactions and handling complaints about accounting and auditing matters and violations of Rentrak’s Code of Business Conduct. The Audit Committee monitors certain key risk areas, such as internal control over financial reporting, at each of its regularly scheduled meetings. The full board of directors monitors liquidity risk and risks associated with potential or completed business acquisitions, in addition to assessing the risks in proposed financing or investments of the company. The Nominating and Governance Committee assists in risk management by overseeing Rentrak’s compliance with legal and regulatory requirements relating to corporate governance. The Compensation Committee assesses risks created by the incentives inherent in Rentrak’s compensation policies. Finally, the full board of directors reviews strategic and operational risks in the context of reports from the management team and the board committees.

LEADERSHIP STRUCTURE

Since the hiring of Mr. Livek as Chief Executive Officer in June 2009, the positions of Chairman of the Board and CEO have been held by different people. The board has determined that Mr. Rosenthal, who became Chairman of the Board in 2011 upon his re-election at that year’s annual meeting, is independent under Nasdaq listing standards. The board believes that Mr. Livek brings a wealth of industry experience and operational skills to Rentrak as it seeks to transform itself into a leading provider of media measurement services, while Mr. Rosenthal will continue to provide valuable insights in the role of non-executive Chairman in light of his financial expertise and experience in the media industry, as well as his substantial record of service to the board and the considerable amount of time he has devoted to the company.

Each of Rentrak’s board committees is made up solely of independent directors and sets its own agenda. The independent directors also meet in executive session at each board meeting without management present. As a result, it is the Nominating and Governance Committee’s view that there is no current need for an independent lead director. The Nominating and Governance Committee reevaluates the board’s leadership structure periodically. In Fiscal 2012, the board of directors unanimously elected Mr. Rosenthal to the position of Chairman in recognition of his financial expertise, experience in the media industry, his substantial record of service to the board and the considerable amount of time he has devoted to the company.

CODE OF ETHICS

Rentrak has adopted a Code of Ethics for Senior Financial Officers that focuses on honest and ethical conduct, the adequacy of disclosure in Rentrak’s financial reports, and compliance with applicable laws and regulations. The Code of Ethics is included as part of our Code of Business Conduct approved by the board of directors, which is generally applicable to all directors, officers, and employees of Rentrak. The Code of Business Conduct and Code of Ethics are available on Rentrak’s website under “Corporate Information / Investor Relations / Corporate Governance / Committees / Code of Business Conduct” at www.rentrak.com and are administered by the Audit Committee.

SHAREHOLDER COMMUNICATIONS WITH THE BOARD

Communications by shareholders to the board of directors should be sent to the attention of the Chair of the Nominating and Governance Committee, in care of David Chemerow, Chief Operating Officer, Chief Financial Officer and Secretary, Rentrak Corporation, P.O. Box 18888, Portland, Oregon 97218-0888. Any communications will be forwarded unopened to the individual serving as Chair of the Nominating and Governance Committee, who will be responsible for responding to or forwarding the communications as appropriate, including communications directed to individual directors or board committees. Communications will not be forwarded if the Chair of the Nominating and Governance Committee determines that they do not appear to be within the scope of the board’s (or such other intended recipient’s) responsibilities or are otherwise inappropriate or frivolous.

DIRECTOR COMPENSATION FOR FISCAL 2014

2014 Director Compensation Table

The following table summarizes compensation paid to non-employee directors for services during the fiscal year ended March 31, 2014.

Name	Fees Earned or Paid in Cash (1)	Option Awards (2)	Stock Awards (2)	Total
David Boylan	$19,067	—	$ 93,158	$112,225
William Engel	$34,800	—	$ 99,994	$134,794
Richard Hochhauser	$40,200	—	$ 99,994	$140,194
Anne MacDonald	$39,600	—	$ 99,994	$139,594
Martin O’Connor	$37,300	—	$ 99,994	$137,294
Brent Rosenthal	$39,800	$ 99,999	$ 99,994	$239,793
Ralph Shaw	$42,100	—	$ 99,994	$142,094

(1)	During fiscal 2014, each non-employee director of Rentrak received an annual cash retainer of $30,000. In addition, the chair of the Compensation Committee received a $3,000 annual retainer, the chair of the Audit Committee received a $5,000 annual retainer, the chair of the Nominating and Governance Committee received a $3,000 retainer, and each other non-employee director who served on the Audit Committee received a $2,500 annual retainer. A fee of $1,200 is paid for each board meeting attended in person. After a non-employee director has attended four committee meetings that were not held at the same time as a board meeting, the director will be paid $600 for each subsequent committee meeting attended in person or by telephone. Rentrak also reimburses directors for their travel expenses for each meeting attended in person; reimbursement amounts are not included in the totals above.

(2)	The dollar amounts reflect the grant date fair value of deferred stock unit (“DSU”) awards and stock options granted in fiscal 2014, calculated in accordance with Accounting Standards Codification (“ASC”) Topic 718 promulgated by the Financial Accounting Standards Board (“FASB”), but excluding the effect of any estimated forfeitures. The DSU valuation is equal to the number of DSUs granted multiplied by the closing stock price on the grant date. The assumptions made in determining the grant date fair values of DSUs and stock options under FASB ASC Topic 718 are disclosed in Note 2 of Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended March 31, 2014.

Each non-employee director is granted $100,000 of DSUs at or about the time of each annual meeting of shareholders. The number of DSUs is determined by dividing $100,000 by the stock trading price on the date of grant and rounding to the nearest whole number. The DSUs vest in equal monthly installments over the ensuing 11 calendar months, as long as the recipient continues serving as a director at the end of the applicable month. Unvested DSUs will also fully vest upon termination of the recipient’s service on the board as a result of death, disability, or upon a change in control of Rentrak during the vesting period. Each vested DSU entitles the holder to receive a share of Rentrak common stock following the end of the holder’s service as a director of Rentrak.

Beginning in August 2011, the non-employee director serving as chairman of the board receives an additional annual grant of stock options, which are granted at or about the time of each annual meeting of shareholders in future years. The number of shares subject to these stock options is determined by dividing $100,000 by the grant date fair value of the options and rounded to the nearest whole number, and the exercise price per share is equal to the closing market price on the grant date. The stock options have a ten-year term and vest in equal monthly installments over the ensuing 11 calendar months, as long as the recipient continues serving as a director or chairman, as applicable, at the end of the applicable month. The options become exercisable one year after the grant date.

The table below shows the total DSUs and stock options granted to each non-employee director during fiscal 2014 and the total DSUs and stock options held by each non-employee director at March 31, 2014.

Name	Number of Shares Subject to DSUs Granted in Fiscal 2014	Number of Shares Subject to Stock Options Granted in Fiscal 2014	Grant Date	Grant Date Fair Value		Total Number of Shares Subject to DSUs Held at March 31, 2014	Total Number of Shares Subject to Stock Options Held at March 31, 2014
David Boylan	3,659	0	9/9/13		$93,158	3,659	0
William Engel	4,325	0	8/15/13		$99,994	21,581	20,000
Richard Hochhauser	4,325	0	8/15/13		$99,994	30,581	0
Anne MacDonald	4,325	0	8/15/13		$99,994	30,581	0
Martin O’Connor	4,325	0	8/15/13		$99,994	21,581	0
Brent Rosenthal	4,325	11,625	8/15/13 8/15/13	$ $	99,994 99,999	39,581	70,364
Ralph Shaw	4,325	0	8/15/13		$99,994	61,331	12,500

In establishing compensation for non-employee directors for service during fiscal 2014, the Compensation Committee and the board of directors considered information regarding compensation paid to directors of similar marketing services companies collected by a non-employee director, along with director compensation information derived from other sources.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Stock Ownership Table

The following table sets forth as of June 17, 2014, certain information regarding the beneficial ownership of Rentrak common stock by (i) each person known to be the beneficial owner of more than 5% of Rentrak’s outstanding shares of common stock, (ii) each current director and nominee for election as a director of Rentrak, (iii) the current executive officers of Rentrak named in the Summary Compensation Table below (“named executive officers”), and (iv) all current directors and executive officers of Rentrak as a group.

Name and Address			Shares Beneficially Owned

			Total (1)	Percent of Class (1)

Greater than 5% Owners
William R. Huff			1,035,042(2)	8.4%
67 Park Place, 9th Floor
Morristown, NJ 07960
Mark Cuban			772,900(3)	6.3%
5424 Deloache Avenue
Dallas, TX 75220
DISH Network L.L.C.			700,000(4)	5.7%
9601 S. Meridian Blvd.
Englewood, CO 80112

	Shares	Exercisable	Total Beneficial	Percent of	Shares Subject to Unvested
Name	Owned (5)	Options (5)	Ownership (1)	Class (1)	DSUs	RSUs (6)

Directors and Nominees
David Boylan	3,600	0	3,600	*	3,659	—
William Engel	16,000	15,000	31,000	*	21,581	—
Patricia Gottesman	0	0	0	*	—	—
Richard Hochhauser	460	0	460	*	30,581	—
William Livek **	202,320	463,000	665,320	5.2%	—	259,659
Anne MacDonald	1,000	0	1,000	*	30,581	—
Martin O’Connor	1,000	0	1,000	*	21,581	—
Brent Rosenthal	11,750	64,114	75,864	*	39,581	—
Ralph Shaw	1,000	12,500	13,500	*	61,331	—

Named Executive Officers
David Chemerow	92,158	323,750	415,908	3.3%	—	194,744
Chris Wilson	10,625	102,500	113,125	*	—	—
Ron Giambra	23,012	0	23,012	*	—	—

All Current Executive Officers and Directors as a group (9 persons)	329,288	878,364	1,207,652	9.2%	208,895	454,403

  * Less than one percent

  ** Is also a named executive officer

(1)	Unless otherwise indicated, each person has sole voting and dispositive power over the shares listed opposite his or her name. All percentages have been calculated based on 12,287,801 shares of Rentrak’s common stock issued and outstanding as of June 17, 2014.

(2)	William R. Huff, the general partner of certain limited partnerships affiliated with WRH, confirmed to the company as to beneficial ownership of 1,035,342 shares as of March 31, 2014.

(3)	Mark Cuban filed Amendment No. 4 to Schedule 13D reporting, as of April 2, 2014 sole voting power and dispositive power as to 772,900 shares.

(4)	DISH Network L.L.C. filed Schedule 13G reporting, as of August 8, 2012, sole voting power and dispositive power as to 700,000 shares of Rentrak common stock.

(5)	In accordance with SEC regulations, the number of shares and percentage calculation with respect to each shareholder deems such shareholder to be the beneficial owner of shares of common stock the shareholder has the right to acquire within 60 days of June 17, 2014.

(6)	On June 10, 2014, Mr. Livek and Mr. Chemerow each entered into an amendment to their respective employment agreements that extended the term of such agreements to June 30, 2019, and provided that they would each receive a grant of restricted stock units on that date that vest over 10 years (subject to acceleration on a qualifying termination of employment).

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Rentrak’s directors and officers and persons who beneficially own more than 10% of the outstanding shares of Rentrak’s common stock (“10% shareholders”) to file with the SEC initial reports of beneficial ownership (Forms 3) and reports of changes in beneficial ownership (Forms 4 and 5) of such shares. To Rentrak’s knowledge, based solely upon a review of the copies of Forms 3, 4, and 5 (and amendments thereto) furnished to Rentrak or otherwise in its files or publicly available, all of Rentrak’s officers, directors, and 10% shareholders complied in a timely manner with all applicable Section 16(a) filing requirements, except as follows: Cathy Hetzel, a former executive officer was late in filing one report on Form 4 to report one transaction.

EXECUTIVE OFFICER

The names, ages, positions and backgrounds of Rentrak’s executive officers (in addition to Mr. Livek) as of March 31, 2014is as follows:

Name	Age	Position Held Since	Current Position(s) with Rentrak and Background
David Chemerow	62	2009

Chief Operating Officer, Chief Financial Officer and Secretary. Mr. Chemerow joined Rentrak in October 2009 in his current position. From 2005 through September 2009, Mr. Chemerow was Senior Vice President and Chief Financial Officer at Olympus Media, LLC, which specializes in the sale of outdoor advertising. From 2003 to 2004, Mr. Chemerow was the Chief Operating Officer for TravelCLICK, Inc., which helps hotels maximize profit from electronic channels. From 2002 to 2003, he was the Chief Operating Officer of ADcom Information Services, Inc., which provided ratings for viewership of TV programs to cable operators. From 1990 to 2000 Mr. Chemerow served in senior executive roles in several media companies, including as Executive Vice President, Finance and Operations and Chief Financial Officer of Playboy Enterprises, Inc., a global media and lifestyle company, President and Chief Operating Officer of GT Interactive Software Corp, a publisher of computer games, and President and Chief Executive Officer of Soldout.com, Inc., which specializes in sold-out and hard-to-obtain tickets and personalized entertainment packages for sports, theater, cultural and other events. Mr. Chemerow previously served as the non-executive Chairman of the Board of Playboy Enterprises, Inc. until March 2011 and is a member of the board of directors of Dunham’s Athleisure Corporation, a sporting goods retailer.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes our compensation program for our Chief Executive Officer, our Chief Operating Officer and Chief Financial Officer and our two other most highly compensated employees who served as executive officers of Rentrak during fiscal 2014, whom we collectively refer to as our named executive officers.

Compensation Principles.  In general, our compensation programs for our executive officers named in the 2014 Summary Compensation Table below are designed to reward the achievement of individual and company goals and objectives. Rentrak follows a practice of linking executive compensation to individual levels of performance, as well as the performance of the company as a whole. The compensation of our executive officers for fiscal 2014 included cash incentive bonuses and awards of restricted stock units (RSUs) that reward the achievement of goals and objectives relating to both individual performance and company performance.

Summary of Executive Compensation Programs for Fiscal 2014.  Rentrak’s overall executive compensation programs in place for fiscal 2014 were designed to attract and retain the talent needed to enable us to achieve and maintain a leadership position in the businesses and industries in which Rentrak competes, as well as to increase the long-term value of the company’s stock for shareholders.

Our executive compensation packages structured for Messrs. Livek and Chemerow place an emphasis on equity-based compensation, as well as compensation conditioned on the achievement of corporate and individual performance goals. The goals and objectives of our executive compensation program for named executive officers, and reflected in the employment agreements that we have entered into with each of our named executive officers, are to attract, retain, motivate and reward highly qualified executives to achieve Rentrak’s strategic goals and increase shareholder value.

Elements of Compensation in Fiscal 2014.  The executive compensation program and its various elements are designed to reward a combination of individual, division, department and/or company-wide performance. The primary elements of our compensation program for named executive officers are base salary, cash incentive bonus, restricted stock units and other equity-based incentive compensation, severance arrangements, other benefits and perquisites, and an employment agreement. Important aspects of each element of the compensation program for named executive officers are explained in more detail below. The Compensation Committee evaluates and awards each element of compensation (i.e. salary, cash bonus, equity awards) separately so that each element does not affect another element of compensation.

Base Salaries.  The Compensation Committee annually reviews and considers adjustments to the base salary of executive officers based on company performance, individual executive performance, increased responsibilities, comparative market compensation for the position, retention considerations and CEO recommendations. Base salaries for Messrs. Livek and Chemerow were increased 10% in fiscal 2014 as provided by the terms of their respective employment agreements. For fiscal 2014, the base salaries for Messrs. Giambra and Wilson were increased 3% to keep their salaries in line with the routine annual base salary increases for employees.

Cash Incentive Bonuses.  As of March 31, 2014, the employment agreements for Messrs. Livek and Chemerow include provisions for an annual cash bonus of up to $200,000 each based on the achievement of performance criteria to be established each year by the Compensation Committee. The performance criteria established for Messrs. Livek and Chemerow for fiscal 2014 related to pursuing opportunities for acquisitions and consolidation within our industry, divestiture of the Home Entertainment business, increasing the number of local stations subscribing to Rentrak, completing a data provider contract renewal and lessening Home Entertainment’s year over year decline in revenue. The performance criteria for Messrs. Livek and Chemerow were each weighted equally and the Compensation Committee expected that the performance goals would be difficult to achieve. After fiscal 2014 year end, the Compensation Committee reviewed the status of the performance goals and concluded that both Messrs. Livek and Chemerow had achieved these performance goals in full. The Compensation Committee further determined that both Messrs. Livek and Chemerow would receive additional discretionary cash bonus amounts based on their achievement of a performance goal previously established for them by the Compensation Committee and in recognition of their exceptional performance during fiscal 2014. The previously established performance goal was based on achieving or exceeding budgeted operating loss for fiscal 2014 of $81,000, subject to adjustment by the Compensation Committee for strategic actions, and the amount of cash to be awarded to Messrs. Livek and Chemerow would be at the Compensation Committee’s discretion. The Compensation Committee expected that the budgeted operating income performance goals would be difficult to achieve. Actual operating income, as adjusted for strategic actions, for fiscal 2014 was $161,000 and was $241,000 greater than the budgeted operating loss.

The amount of the fiscal 2014 target bonus opportunity for each of Messrs. Giambra and Wilson was approved by the Committee in March 2013. For fiscal 2014 the Committee established performance goals for named executives other than Messrs. Livek and Chemerow based 20% on the achievement of budgeted operating income for Rentrak as a whole and 80% on the achievement of budgeted financial goals for the executive’s particular line of business. Mr. Giambra had a 20% company operating income goal and 80% Movies Everywhere line of business operating income goal. Mr. Wilson had a 20% company operating income goal, 54% TV Everywhere line of business revenue goal and 26% TV Everywhere line of business operating income goal. The Compensation Committee expected that the performance goals related to achieving budgeted results for the executive’s particular line of business would be difficult to achieve. The Movies Everywhere line of business operating income exceeded budgeted performance by 12%. The TV Everywhere line of business achieved the minimum threshold revenue and operating income. The Compensation Committee determined that the performance goal related to budgeted operating income for Rentrak as a whole was achieved, as adjusted to exclude the one-time charges associated with acquisitions, reorganizations and certain board approved unbudgeted expenses. Based on this performance, the Committee determined that Messrs. Giambra and Wilson received cash incentive payments of approximately 131% and 87% of their target bonus amounts, respectively.

Personal Benefits.  The Compensation Committee awards personal benefits for Rentrak’s named executive officers based on the business judgment of its members, an assessment of competitive market factors, and a determination of what is needed to attract and retain superior talent. The primary benefits received by our named executive officers are generally the same as for all employees of Rentrak on a non-discriminatory basis and include participation in our disability and life insurance plans and 401(k) retirement plan. In addition to these benefits, the Compensation Committee determined to reimburse Mr. Livek for certain out-of-town expenses in recognition of the fact that Mr. Livek’s use of an apartment greatly reduced his travel expenses. The Committee further awarded a car allowance for each of Messrs. Livek, Chemerow and Giambra based on its subjective assessment that this would be an appropriate additional benefit.

Employment Agreements and Termination and Severance Benefits.  We believe that it is valuable to establish employment agreements with our executive officers. The employment agreements are consistent with the goals and objectives of our compensation program to attract, retain, motivate and reward highly qualified executives. The Compensation Committee has established guidelines to standardize most of the terms and conditions in our executive employment agreements. Payments of termination and severance benefits are intended to reinforce and encourage the continued attention and dedication of the named executive officers to their assigned duties without distraction in circumstances arising from the possibility of a termination of employment without cause or a change in control of Rentrak.

Deductibility of Compensation.  In considering Rentrak’s compensation structure, the Compensation Committee takes into consideration Section 162(m) of the Internal Revenue Code, as amended (the “Code”). This provision limits the deductibility of compensation in excess of $1 million paid to certain of a company’s most highly-paid executive officers in a single tax year. Compensation that is “performance-based” or qualifies under certain other exceptions is excluded from the calculation. For example, stock options are structured to qualify as “performance-based compensation” under Section 162(m). Although deductibility is only one factor considered by the Compensation Committee in structuring executive compensation consistent with Rentrak’s executive compensation program, the Compensation Committee views it as a significant factor. However, in some circumstances the Committee may approve compensation that will not meet these requirements as a means to ensure competitive levels of compensation for our executive officers and promote varying corporate goals.

Results of 2013 Shareholder Advisory Vote to Approve Executive Compensation.  At our 2013 annual meeting of shareholders, Rentrak requested that our shareholders approve, on an advisory (non-binding) basis, the compensation paid to our executive officers as disclosed in the proxy statement for the 2013 annual meeting of shareholders. Our shareholders expressed support for our executive compensation proposal, with approximately 91% of the shares voted on the proposal voting to approve the fiscal 2013 “say-on-pay” proposal on an advisory basis. Because of the high level of support expressed by our shareholders for our fiscal 2013 executive compensation, the Compensation Committee continued to apply a similar approach to its executive compensation decisions and policies for fiscal 2014.

2014 Summary Compensation Table

The following table summarizes information regarding compensation for the three fiscal years ended March 31, 2014, 2013, and 2012, earned by the individuals who served as Rentrak’s chief executive officer and chief financial officer, and for the two most highly compensated individuals who served as executive officers during fiscal 2014, but were not executive officers as of the end of fiscal 2014.

Name and Principal Position (1)	Year	Salary	Bonus	Stock Awards	Option Awards (3)	Non-Equity Incentive Plan Compensation	All Other Compensation (4)	Total
William P. Livek	2014	$219,615	$200,000	$0	$0	$200,000	$85,928	$705,543
Chief Executive	2013	199,650	125,000	0		100,000	82,409	507,059
Officer	2012	181,500	100,000	304,986(2)	1,448,939	100,000	82,018	2,217,443
David Chemerow	2014	$219,615	$200,000	$0	$0	$200,000	$22,670	$642,285
Chief Operating	2013	199,650	125,000	0	0	100,000	24,618	449,268
Officer and	2012	181,500	100,000	233,945(2)	748,222	100,000	18,454	1,382,121
Chief Financial
Officer
Chris Wilson President, National Linear TV	2014(5) 2013 2012	$304,272 303,850 295,000	$97,222 75,000 125,000	$0 0 0	$0 935,990 0	$139,929 45,141 0	$8,063 6,434 6,204	$549,486 1,366,415 426,204
Ron Giambra President, Theatrical Worldwide	2014(5) 2013 2012	$291,667 267,825 260,024	$0 0 0	$0 0 0	$0 935,990 164,814	$210,263 237,141 180,000	$4,799 6,006 3,790	$506,729 1,446,962 608,628

(1)	Reflects principal position as of March 31, 2014. Effective March 20, 2014, the board of directors determined that only Messrs. Livek and Chemerow currently serve Rentrak in the capacity of executive officers, and the other individuals previously determined to be executive officers of Rentrak, including Messrs. Wilson and Giambra, would no longer be considered to be serving Rentrak in that capacity.

(2)

Reflects the grant date fair value of restricted stock units (“RSUs”), determined using the Monte Carlo simulation, excluding the effect of estimated forfeitures. The assumptions made in determining the grant date fair values of RSUs under FASB ASC Topic 718 are disclosed in Note 2 of Notes to Consolidated

Financial Statements in our Annual Report on Form 10-K for the year ended March 31, 2014. Vesting of the RSUs is conditioned upon the attainment of performance conditions; the awards would terminate with a zero value in the absence of achievement of one or more of the conditions. The amounts shown for Fiscal 2012 represent the incremental increase in fair value resulting from modifications to the RSU awards discussed in “Compensation Discussion and Analysis” above and “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” below. If the maximum level of performance conditions were achieved, the RSU awards would have the following values, based on the closing sale price of Rentrak’s common stock on the date of grant and the additional fair value of the modifications: Mr. Livek, $3,404,361 and Mr. Chemerow, $2,492,744. See the “Grants of Plan-Based Awards” table on page 29 below for additional information.

(3)	Reflects the grant date fair value of stock options granted during the years shown based on the Black-Scholes option pricing model, excluding the effect of estimated forfeitures. The assumptions made in determining the grant date fair values of options under FASB ASC Topic 718 are disclosed in Note 2 of Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended March 31, 2014.

(4)	Amounts disclosed for fiscal 2014 include the following:

A.	Mr. Livek received a long-term disability insurance plan with annual premiums of $2,691 and reimbursement for the cost of an automobile of $6,500 and apartment of $68,913, as well as $7,825 in annual matching contributions under Rentrak’s 401(k) plan.

B.	Mr. Chemerow received reimbursement for the cost of an automobile of $14,696 as well as $7,712 in annual matching contributions under Rentrak’s 401(k) plan and a supplemental long-term disability plan with annual premiums totaling $261.

C.	Mr. Wilson received the benefit of a supplemental long-term disability plan with annual premiums totaling $264 as well as $7,799 in annual matching contributions under Rentrak’s 401(k) plan.

D.	Mr. Giambra received reimbursement for the cost of an automobile of $3,879 as well as the benefit of a supplemental long-term disability plan with annual premiums totaling $920.

(5)	Compensation information disclosed for fiscal 2014 for Messrs. Wilson and Giambra includes only compensation earned by them before March 20, 2014.

2014 Grants of Plan-Based Awards Table

The following table sets forth certain information regarding plan-based awards granted to the named executive officers during the fiscal year ended March 31, 2014.

Name	Type of Award	Estimated Future Payouts under Non-Equity Incentive Plan Awards
		Threshold	Target	Maximum
William Livek	Cash Incentive Award	—	$200,000	—

David Chemerow	Cash Incentive Award	—	$200,000	—

Chris Wilson(1)	Cash Incentive Award	$128,000	$160,000	$280,000

Ron Giambra(1)	Cash Incentive Award	$128,000	$160,000	$280,000

(1)	Compensation information disclosed for fiscal 2014 for Messrs. Wilson and Giambra includes only compensation earned by them before March 20, 2014.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Effective March 20, 2014, the board of directors determined that only Messrs. Livek and Chemerow currently serve Rentrak in the capacity of executive officers, and the other individuals previously determined to be executive officers of Rentrak, including Messrs. Wilson and Giambra, would no longer be considered to be serving Rentrak in that capacity. Compensation information reported in the Summary Compensation Table and Grants of Plan-Based Awards Table for fiscal 2014 for Messrs. Wilson and Giambra includes only compensation earned by them before that date.

Amounts in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table represent the annual cash incentive award earned by each named executive officer pursuant to his respective employment agreement and the achievement of the performance goals established by the Compensation Committee. Amounts in the Bonus column of the Summary Compensation Table represent additional discretionary cash bonus payments awarded by the Compensation Committee to Messrs. Livek, Chemerow, and Wilson.

Messrs. Livek and Chemerow entered into an amended employment agreement on November 6, 2011 that will expire on June 30, 2015 for Mr. Livek and September 30, 2015 for Mr. Chemerow, pursuant to which their respective outstanding performance-vesting restricted stock unit awards were amended to extend the period for achieving the share price performance goals until March 31, 2015 for Mr. Livek and June 15, 2015 for Mr. Chemerow.

Outstanding Equity Awards at 2014 Fiscal Year End Table

The following table provides information about equity-based awards held by the named executive officers at March 31, 2014.

		Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable (1)		Option Exercise Price ($)	Option Expiration Date
William Livek	6/15/09 6/15/09 12/23/10 11/06/11	200,000 75,000 106,666 81,334	(2)	0 0 53,334 160,666	(3) (4)	$14.50 14.50 29.73 13.29	6/15/19 6/15/19 12/23/20 11/06/21
David Chemerow	10/01/09 12/23/10 11/06/11	121,750 160,000 42,000		0 80,000 84,000	(5) (4)	$17.22 29.73 13.29	10/1/19 12/23/20 11/06/21
Chris Wilson(6)	2/09/11 4/04/12	62,500 20,000		27,500 80,000	(7)	$26.91 20.18	2/09/21 4/04/22
Ron Giambra(6)	3/24/10 4/07/11 4/04/12	12,000 7,500 20,000		0 7,500 80,000	(7)	$20.89 26.70 20.18	3/24/20 4/07/21 4/04/22

(1)	Vests in four equal annual installments beginning one year after the grant date.

(2)	Represents stock-settled SARs.

(3)	Vests and becomes exercisable with respect to 53,334 shares on 12/23/2014 (4 years from grant date).

(4)	Vests in three equal annual installments beginning two years after the grant date.

(5)	Vests and becomes exercisable with respect to the remaining 80,000 shares on 12/23/2014 (4 years from grant date).

(6)	Compensation information disclosed for fiscal 2014 for Messrs. Wilson and Giambra includes only compensation earned by them before March 20, 2014.

(7)	Vests in five equal annual installments beginning one year after the grant date.

2014 Option Exercises and Stock Vested Table

The following table provides information regarding exercises of stock options and shares acquired on vesting of RSUs for the named executive officers during the fiscal year ended March 31, 2014.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
William Livek	—	—	67,500	$2,850,930
David Chemerow	—	—	41,422	$1,749,503
Chris Wilson	20,000	$904,000	—	—
Ron Giambra	—	—	—	—

Potential Payments upon Termination or Change-in-Control

Effective March 20, 2014, the board of directors determined that only Messrs. Livek and Chemerow currently serve Rentrak in the capacity of executive officers, and the other individuals previously determined to be executive officers of Rentrak, including Messrs. Wilson and Giambra, would no longer be considered to be serving Rentrak in that capacity. Neither Messrs. Wilson nor Giambra received any payment with respect to this termination of their executive officer status.

Messrs. Livek and Chemerow entered into amended employment agreements with Rentrak effective November 6, 2011 that will expire on June 30, 2015 for Mr. Livek and September 30, 2015 for Mr. Chemerow. The severance and other benefits payable to Messrs. Livek and Chemerow following termination of employment or a change in control of Rentrak (a “CIC”) are described in more detail below.

A CIC, as defined in the current award agreements with executive officers, includes (a) the acquisition by a person or group of beneficial ownership of 50% or more of the combined voting power of Rentrak’s then outstanding capital stock, (b) the election of directors a majority of whom are not individuals nominated by Rentrak’s then incumbent directors, or (c) the approval by Rentrak’s shareholders of a plan of complete liquidation, a sale of substantially all of Rentrak’s assets, or a merger or similar transaction other than a transaction in which Rentrak’s shareholders continue to hold at least 50% of the combined voting power of the voting securities of the surviving entity immediately following the transaction.

Severance payments are conditioned on execution of a general release of claims against Rentrak. To the extent that severance benefits that become payable in connection with a CIC, including the acceleration of vesting of equity-based awards, are subject to an excise tax pursuant to Section 4999 of the Code, such benefits will be reduced to the extent, and only to the extent, necessary to provide a larger after-tax benefit to the executive.

William P. Livek, Chief Executive Officer

Mr. Livek will be entitled to severance and other benefits under his amended employment agreement and equity-based grants as shown in the table below. Good reason is defined as Rentrak’s failure to comply with the material terms of the agreement or an act or failure to act by Rentrak that constitutes a substantial adverse change in Mr. Livek’s position or responsibilities, a material reduction in his base salary or failure to continue to provide employee benefits. Cause is defined as a material breach of the agreement by Mr. Livek, his failure to comply with Rentrak’s material policies or standards or to perform any material job duties, a felony conviction or plea of no contest to a felony, or any act by Mr. Livek constituting fraud, dishonesty involving Rentrak, or in competition with or materially detrimental to Rentrak.

The following table sets forth certain information concerning severance and other benefits that would have been payable to Mr. Livek, if his employment had been terminated or a CIC had occurred on March 31, 2014 under the circumstances described.

	Voluntary Termination		Involuntary Termination (Other Than Death and Disability)		Death	Disability	CIC Without Termination
	For Good Reason Without CIC	For Good Reason with CIC	Without Cause and Without CIC	Without Cause and with CIC
Cash Severance(1)	$599,519	$599,519	$599,519	$599,519	$150,000	$150,000	$0
Stock Option/SAR Vesting(2)	5,451,238	5,451,238	5,451,238	5,451,238	0	0	5,451,238
Total	$6,050,757	$6,050,757	$6,050,757	$6,050,757	$150,000	$150,000	$5,451,238

(1)	Represents a lump sum cash severance payment of $100,000 cash bonus for each fiscal year ending during the term after the date of termination plus a prorated portion of such amount for any portion of a fiscal year immediately preceding the end of the term, plus the executive’s current base salary through the end of the term, plus any cash bonus earned through the date of termination but not yet paid (the amount shown in the table assumes the measures were achieved in full and the bonus was for fiscal 2014 was paid before severance date of March 31, 2014).

(2)	Upon termination without cause or for good reason or due to a change in control, any unvested stock options and stock-settled SARs held by Mr. Livek immediately vest and become exercisable in full. Amount represents 134,668 options based on the Fiscal Year-End Spread, which is the difference between the Fiscal Year-End Price (the closing price of the Rentrak’s common stock on March 31, 2014, the last stock market trading day of the fiscal year) and the per share exercise price.

David Chemerow, Chief Operating Officer and Chief Financial Officer

Mr. Chemerow will be entitled to severance and other benefits under his employment agreement and equity-based grants as shown in the table below. Good reason and cause have the same definitions as in Mr. Livek’s employment agreement. The following table sets forth certain information concerning severance and other benefits that would have been payable to Mr. Chemerow, if his employment had been terminated or a CIC had occurred on March 31, 2014 under the circumstances described.

	Voluntary Termination		Involuntary Termination (Other Than Death and Disability)		Death	Disability	CIC Without Termination
	For Good Reason Without CIC	For Good Reason with CIC	Without Cause and Without CIC	Without Cause and with CIC
Cash Severance(1)	$624,519	$624,519	$624,519	$624,519	$100,000	$100,000	$0
Stock Option Vesting(2)	6,391,160	6,391,160	6,391,160	6,391,160	0	0	6,391,160
Health and Other Benefits(3)	10,745	10,745	10,745	10,745	0	0	0
Total	$7,026,424	$7,026,424	$7,026,424	$7,026,424	$100,000	$100,000	$6,391,160

(1)	Represents a lump sum cash severance payment of $100,000 cash bonus for each fiscal year ending during the term after the date of termination plus a prorated portion of such amount for any portion of a fiscal year immediately preceding the end of the term, plus the executive’s current base salary through the end of the term, plus any cash bonus earned through the date of termination but not yet paid (the amount shown in the table assumes the measures were achieved in full and the bonus was for fiscal 2014 was paid before severance date of March 31, 2014).

(2)	Upon termination without cause or for good reason or due to a change in control, any unvested stock options held by Mr. Chemerow immediately vest and become exercisable in full. Amount represents 164,000 options based on the difference between the Fiscal Year-End Price and the Fiscal Year-End Spread.

(3)	Represents the estimated current cost of continuation of 12 months of medical and dental insurance coverage.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement and based upon such review and discussions, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and Rentrak’s annual report on Form 10-K for the fiscal year ended March 31, 2014, through its incorporation by reference from this proxy statement.

Submitted by the Compensation Committee of the Board of Directors:

Anne MacDonald (Committee Chair)              Richard Hochhauser                Ralph Shaw

AUDIT COMMITTEE REPORT

The “Audit Committee Report” shall not be deemed incorporated by reference by any general statement incorporating this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that Rentrak specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

In discharging its responsibilities, the Audit Committee and its individual members have met with management and Rentrak’s independent auditors, Grant Thornton LLP, to review Rentrak’s accounting functions and the audit processes for Rentrak’s financial statements and system of internal control over financial reporting. The Audit Committee reviewed and discussed with Rentrak’s independent auditors and management the audited financial statements for fiscal 2014. It also discussed with the independent auditors all other matters that the independent auditors were required to communicate and discuss with the Audit Committee under auditing standards generally accepted in the U.S., including Auditing Standard No. 16, Communications with Audit Committees. Audit Committee members also discussed and reviewed the results of the independent auditors’ examination of Rentrak’s financial statements, management’s assessment of Rentrak’s system of disclosure controls and procedures, external financial reporting and internal control over financial reporting, and issues relating to auditor independence. The Audit Committee has received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence and has discussed with the independent auditors their independence.

Based on its review and discussions with management and the independent auditors, the Audit Committee recommended to the board of directors that the audited financial statements for the fiscal year ended March 31, 2014, be included in Rentrak’s Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Board of Directors:

Brent Rosenthal (Committee Chair)         Ralph Shaw        Martin O’Connor

MATTERS RELATING TO OUR AUDITORS

Selection of Independent Auditors

The Audit Committee has appointed and engaged Grant Thornton LLP to be Rentrak’s independent auditors for Rentrak’s fiscal year ending March 31, 2015. Grant Thornton LLP audited Rentrak’s financial statements for the fiscal year ended March 31, 2014. A representative of Grant Thornton LLP is expected to be present at the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so. Such representative is also expected to be available to respond to appropriate questions. As described under “Proposal 2: Ratification of Appointment of Independent Auditors” above, the shareholders are being asked to ratify the selection of Grant Thornton LLP.

Fees Billed by Principal Independent Auditors

The following fees were billed by Grant Thornton LLP for professional services rendered to Rentrak for fiscal 2014 and 2013:

	2014	2013
Audit Fees(1)	$457,238	$450,559
Audit Related Fees(2)	$0	$0
Tax Fees(3)	$0	$3,862
All Other Fees(4)	$0	$0

(1)	Consists of fees for audit services involving the audit of Rentrak’s consolidated financial statements, review of interim quarterly statements, and provision of an attestation report on Rentrak’s internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002.

(2)	Refers to fees for assurance and related services that are traditionally performed by the independent auditor and are not reported as audit fees. These audit-related services may include due diligence services relating to mergers and acquisitions, accounting consultation and audits relating to acquisitions, attest services related to financial reporting not required by statute or regulation, consultation concerning financial accounting and reporting standards not classified as audit fees, and financial audits of employee benefit plans.

(3)	Relates to the preparation and review of U.S. federal, state and Canadian tax returns for fiscal 2014 and 2013. The decrease in tax fees in fiscal 2014 from fiscal 2013 resulted from Rentrak’s use of a different firm for tax preparation.

(4)	Consists of consulting services performed by our auditors not included in the other categories.

Pre-Approval Policy

The Audit Committee has adopted a policy requiring pre-approval of all fees and services of Rentrak’s independent auditors, including all audit, audit-related, tax, and other legally-permitted services. Under the policy, a detailed description of each proposed service is submitted to the Audit Committee, together with a statement by the independent auditors and Rentrak’s chief financial officer or controller that such services are consistent with applicable rules on auditor independence. The policy permits the Audit Committee to pre-approve lists of audit, audit-related, tax, and other legally-permitted services after reviewing detailed back-up documentation regarding the specific services to be provided. The term of any pre-approval is 12 months, unless the Audit Committee specifically provides for a shorter period. Additional pre-approval is required for services not included in the pre-approved lists and for services exceeding pre-approved fee levels. The policy allows the Audit Committee to delegate its pre-approval authority to one or more of its members provided that a full report of any pre-approval decision is provided to the Audit Committee at its next scheduled meeting. All audit and permissible non-audit services provided by Grant Thornton LLP during fiscal 2014 and 2013 were pre-approved by the Audit Committee.

SHAREHOLDER PROPOSALS FOR 2015

The deadline for shareholders to submit proposals and nominations to be considered for inclusion in the proxy statement for the 2015 annual meeting of shareholders is March 11, 2015. To be considered at the 2015 annual meeting of shareholders, Section 2.12 of Rentrak’s Bylaws requires shareholders to deliver notice of all proposals, nominations for director and other business to Rentrak’s principal executive office no later than 90 calendar days (or by April 10, 2015) and no earlier than 120 calendar days (or March 11, 2015) prior to the first anniversary of the date on which Rentrak first mailed these proxy materials for the 2014 annual meeting of shareholders.

By Order of the Board of Directors,

David I. Chemerow
Chief Operating Officer, Chief Financial Officer and Secretary

Portland, Oregon

July 10, 2014

APPENDIX A

RENTRAK CORPORATION

2011 EMPLOYEE STOCK PURCHASE PLAN

The Rentrak Corporation 2011 Employee Stock Purchase Plan is comprised of two subplans as set forth below, each of which is intended to constitute a separate offering: the Rentrak Corporation U.S. Employee Stock Purchase Plan and the Rentrak Corporation International Employee Stock Purchase Plan.

The number of shares of the Common Stock of Rentrak Corporation reserved for sale and authorized for issuance pursuant to the Rentrak Corporation 2011 Employee Stock Purchase Plan comprised of the Rentrak Corporation U.S. Employee Stock Purchase Plan and the Rentrak Corporation International Employee Stock Purchase Plan is 200,000 shares, subject to adjustment as set forth in Section 9 of each subplan. Shares of Common Stock to be issued under the Plan shall be drawn from authorized and unissued shares.

RENTRAK CORPORATION

U.S. EMPLOYEE STOCK PURCHASE PLAN

SECTION 1. PURPOSE

The purpose of this Plan is to provide employees of the Company and its Designated Subsidiaries with an opportunity to purchase Common Stock of the Company. It is the intention of the Company to have the Plan qualify as an “employee stock purchase plan” under Section 423 of the Code. The provisions of this Plan, accordingly, shall be construed so as to extend and limit participation in a manner consistent with the requirements of that Section of the Code.

SECTION 2. DEFINITIONS

Certain terms used in this Plan have the meanings set forth in Appendix A.

SECTION 3. ELIGIBILITY REQUIREMENTS

3.1 Initial Eligibility

Except as provided in Section 3.2, each Employee shall become eligible to participate in the Plan in accordance with Section 4 on the first Enrollment Date on or following the later of (a) the date on which Employee completes six (6) months of continuous employment; and (b) the Effective Date. Participation in the Plan is entirely voluntary.

3.2 Limitations on Eligibility

The following Employees are not eligible to participate in the Plan:

(a) Employees who have been continuously employed for fewer than six (6) months,

(b) Employees whose customary employment is twenty (20) hours or less per week; and

(c) Employees who, immediately upon purchasing Shares under the Plan, would own directly or indirectly, an aggregate of five percent (5%) or more of the total combined voting power or value of all outstanding shares of all classes of stock of the Company or any Subsidiary (and for purposes of this paragraph, the rules of Section 424(d) of the Code shall apply, and stock that the Employee may purchase under outstanding options shall be treated as stock owned by the Employee).

SECTION 4. ENROLLMENT

Any Eligible Employee may enroll in the Plan for any Offering Period by completing and signing an enrollment election form or by such other means as the Committee shall prescribe and submitting such enrollment election to the Company in accordance with procedures established by the Committee on or before the Cut-Off Date with respect to such Offering Period. Unless otherwise determined by the Committee, the enrollment election and the designated rate of payroll deduction shall continue for future Offering Periods unless the Participant changes or cancels the enrollment election or designated rate of payroll deduction prior to the Cut-Off Date.

SECTION 5. GRANT OF OPTIONS ON ENROLLMENT

5.1 Option Grant

Enrollment by an Eligible Employee in the Plan as of an Enrollment Date will constitute the grant by the Company to such Participant of an option on such Enrollment Date to purchase Shares from the Company pursuant to the Plan.

5.2 Option Expiration

An option granted to a Participant pursuant to this Plan shall expire, if not terminated for any reason first, on the earliest to occur of: (a) the end of the Offering Period in which such option was granted; (b) the completion of the purchase of Shares under the option under Section 7; or (c) the date on which participation of such Participant in the Plan terminates for any reason.

5.3 Purchase of Shares

An option granted to a Participant under the Plan shall give the Participant a right to purchase on a Purchase Date the largest number of whole Shares, as determined by the Committee, that the funds accumulated in the Participant’s Account as of such Purchase Date will purchase at the applicable Purchase Price; provided, however, that such option shall be for a maximum number of shares determined by dividing $25,000 by the Fair Market Value of the Shares on the first day of the applicable Offering Period; provided, further, that the Committee may, in its discretion, limit the number of Shares purchased by each Participant in any Purchase Period.

Notwithstanding anything to the contrary herein, to the extent required by Section 423 of the Code, no Employee shall be granted an option under the Plan (or any other plan of the Company or a Subsidiary intended to qualify under Section 423 of the Code) that would permit the Employee to purchase Shares under the Plan (and such other plan) in any calendar year with a Fair Market Value (determined at the time such option is granted) in excess of $25,000 and any payments made by a Participant in excess of this limitation shall be returned to the Participant in accordance with procedures established by the Committee.

SECTION 6. PAYMENT

The Committee may designate the time and manner for payment of Shares to be purchased during the Purchase Period, including, but not limited to, through payroll deductions from Eligible Compensation, the terms and conditions of which are designated by the Committee. Payment amounts shall be credited on a bookkeeping basis to a Participant’s Account under this Plan. All payment amounts may be used by the Company for any purpose and the Company shall have no obligation to segregate such funds. No interest accrues on payments by Participants.

SECTION 7. PURCHASE OF SHARES

7.1 Option Exercise

Any option held by the Participant that was granted under this Plan and that remains outstanding as of a Purchase Date shall be deemed to have been exercised on such Purchase Date for the number of whole Shares, as determined by the Committee, that the funds accumulated in the Participant’s Account as of the Purchase Date will purchase at the applicable Purchase Price (but not in excess of the number of Shares for which options have been granted to the Participant pursuant to Section 5.3). Options for other Shares for which options have been granted that are not purchased on the last Purchase Date during the Offering Period shall terminate. Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such Shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the Shares may then be listed. As a condition to the exercise of an option, the Committee may require the person exercising such option to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares.

7.2 Refund of Excess Amount

If, after a Participant’s exercise of an option under Section 7.1, an amount remains credited to the Participant’s Account as of a Purchase Date, then the remaining amount shall be (a) if no further Purchase Periods are immediately contemplated by the Committee, distributed to the Participant as soon as administratively feasible, or (b) if another Purchase Period is contemplated by the Committee, carried forward in the Account for application to the purchase of Shares on the next following Purchase Date.

7.3 Employees of Subsidiary

In the case of Participants employed by a Designated Subsidiary, the Committee may provide for Shares to be sold through the Subsidiary to such Participants, to the extent consistent with Section 423 of the Code.

7.4 Pro Rata Allocation

If the total number of Shares for which options are or could be exercised on any Purchase Date in accordance with this Section 7, when aggregated with all Shares for which options have been previously exercised under this Plan, exceeds the maximum number of Shares reserved in Section 12, the Company may, in accordance with Section 12, allocate the Shares available for delivery and distribution in the ratio that the balance in each Participant’s Account bears to the aggregate balances of all Participants’ Accounts, and the remaining balance of the amount credited to the Account of each Participant under the Plan shall be returned to him or her as promptly as possible.

7.5 Notice of Disposition

If a Participant or former Participant sells, transfers, or otherwise makes a disposition of Shares purchased pursuant to an option granted under the Plan if such Participant or former Participant is subject to United States federal income tax, then such Participant or former Participant shall notify the Company or the Employer in writing of such sale, transfer or other disposition within ten (10) days of the consummation of such sale, transfer, or other disposition. Without limitation on the Participant or former Participant’s ability to sell, transfer or otherwise make a disposition of Shares and without limitation on Section 11.2, Participants and former Participants must maintain any Shares purchased pursuant to an option granted under the Plan within two (2) years after the date such option is granted or within one (1) year after the date such Shares were transferred to the Participant at the broker designated by the Committee, unless the Committee determines otherwise.

SECTION 8. WITHDRAWAL FROM THE PLAN, TERMINATION

OF EMPLOYMENT, AND LEAVE OF ABSENCE

8.1 Withdrawal From the Plan

A Participant may withdraw all funds accumulated in the Participant’s Account from the Plan during any Purchase Period by delivering a notice of withdrawal to the Company or the Employer (in a manner prescribed by the Committee) at any time up to but not including the thirty (30) days prior to the Purchase Date next following the date such notice of withdrawal is delivered, or at such shorter time in advance of such Purchase Date as the Committee may permit. If notice of complete withdrawal as described in the preceding sentence is timely received, all funds then accumulated in the Participant’s Account shall not be used to purchase Shares, but shall instead be distributed to the Participant as soon as administratively feasible and the Company or the Employer will cease the Participant’s payroll withholding for the Plan in accordance with timing and other procedures established by the Committee. An Employee who has withdrawn during a Purchase Period may not return funds to the Company or the Employer during the same Purchase Period and require the Company or the Employer to apply those funds to the purchase of Shares. Any Eligible Employee who has withdrawn from the Plan may, however, re-enroll in the Plan on the next subsequent Enrollment Date, if any.

8.2 Termination of Participation

Participation in the Plan terminates immediately on the date on which a Participant ceases to be employed by the Company or the Employer for any reason whatsoever or otherwise ceases to be an Eligible Employee, and all funds then accumulated in the Participant’s Account shall not be used to purchase Shares, but shall instead be distributed to the Participant as soon as administratively feasible.

8.3 Leaves of Absence

If a Participant takes a leave of absence, such Participant shall have the right, in accordance with procedures prescribed by the Committee, to elect to withdraw from the Plan in accordance with Section 8.1. To the extent determined by the Committee or required by Section 423 of the Code, certain leaves of absence may be treated as cessations of employment for purposes of the Plan.

SECTION 9. ADJUSTMENTS UPON CHANGES IN CAPITALIZATION,

DISSOLUTION, LIQUIDATION, MERGER OR ASSET SALE

9.1 Adjustments Upon Changes in Capitalization

Subject to any required action by the shareholders of the Company, the right to purchase Shares of Common Stock covered by a current Offering Period and the number of Shares that have been authorized for issuance under the Plan for any future Offering Period, the maximum number of Shares each Participant may purchase each Offering Period (pursuant to Section 5.3 hereof), as well as the price per Share and the number of Shares covered by each right under the Plan that have not yet been purchased shall be proportionately adjusted in the sole discretion of the Committee for any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, extraordinary cash dividend, combination or reclassification of the Common Stock, or recapitalization, reorganization, consolidation, split-up, spin-off, or any other increase or decrease in the number of Shares effected without receipt of consideration by the Company. Except as expressly provided otherwise by the Committee, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares.

9.2 Adjustment Upon Dissolution, Liquidation, Merger or Asset Sale

Without limitation on the preceding provisions, in the event of any dissolution, liquidation, merger, consolidation, sale of all or substantially all of the Company’s outstanding voting securities, sales, lease, exchange or other transfer of all or substantially all of the Company’s assets, or any similar transaction as determined by the Committee in its sole discretion, the Committee may make such adjustment it deems appropriate to prevent dilution or enlargement of rights in the number and class of Shares that may be delivered under Section 12, in the number, class of or price of Shares available for purchase under the Plan and in the number of Shares that a Participant is entitled to purchase and any other adjustments it deems appropriate. Without limiting the Committee’s authority under this Plan, in the event of any such transaction, the Committee may elect to have the options hereunder assumed or such options substituted by a successor entity, to terminate all outstanding options either prior to their expiration or upon completion of the purchase of Shares on the next Purchase Date, to shorten the Offering Period by setting a new Purchase Date, or to take such other action deemed appropriate by the Committee.

SECTION 10. DESIGNATION OF BENEFICIARY

Each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom the amount in his or her Account is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Committee during the Participant’s lifetime. In the absence of any such designation, any Account balance remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

SECTION 11. ADMINISTRATION

11.1 Administration by Committee

The Plan shall be administered by the Committee. The Committee shall have the authority to delegate duties to officers, directors or employees of the Company.

11.2 Authority of Committee

The Committee shall have the full and exclusive discretionary authority to construe and interpret the Plan and options granted under it; to establish, amend, and revoke rules and regulations for administration of the Plan (including, without limitation, the determination and change of Offering Periods, Purchase Periods and payment procedures, the requirement that Shares be held by a specified broker, and the establishment of the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars); to determine all questions of eligibility, disputed claims and policy that may arise in the administration of the Plan; to make any changes to the Plan or its operations to reduce or eliminate any unfavorable legal, accounting or other consequences to the extent deemed appropriate by the Committee; and, generally, to exercise such powers and perform such acts as the Committee deems necessary or expedient to promote the best interests of the Company, including, but not limited to, designating from time to time which Subsidiaries of the Company shall be part of the Employer. The Committee’s determinations as to the interpretation and operation of this Plan shall be final and conclusive and each action of the Committee shall be binding on all persons.

In exercising the powers described in the foregoing paragraph, the Committee may adopt special or different rules for the operation of the Plan including, but not limited to, rules that allow employees of any foreign Subsidiary to participate in, and enjoy the tax benefits offered by, the Plan; provided that such rules shall not result in any grantees of options having different rights and/or privileges under the Plan in violation of Section 423 of the Code nor otherwise cause the Plan to fail to satisfy the requirements of Section 423 of the Code and the regulations thereunder.

11.3 Administrative Modifications

The Plan provisions relating to the administration of the Plan may be modified by the Committee from time to time as may be desirable to satisfy any requirements of or under the federal securities and/or other applicable laws of the United States, to obtain any exemption under such laws, or to reduce or eliminate any unfavorable legal, accounting or other consequences or for any other purpose deemed appropriate by the Committee.

SECTION 12. NUMBER OF SHARES

Subject to adjustment as set forth in Section 9, the number of Shares reserved for sale and authorized for issuance pursuant to the Rentrak Corporation 2011 Employee Stock Purchase Plan is 200,000 Shares, and therefore, the number of Shares authorized for issuance pursuant to the Plan is the number of Shares specified above less the number of Shares issued pursuant to the Rentrak Corporation International Employee Stock Purchase Plan. If any option granted under the Plan shall for any reason terminate without having been exercised, the Shares not purchased under such option shall again become available for the Rentrak Corporation 2011 Employee Stock Purchase Plan. If on a given Purchase Date, the number of Shares with respect to which options are to be exercised exceeds the number of Shares then available under the Plan, the Committee shall make a pro rata allocation of the Shares remaining available for purchase in as uniform a manner as shall be practical and as it shall determine to be equitable.

SECTION 13. MISCELLANEOUS

13.1 Restrictions on Transfer

Options granted under the Plan to a Participant may not be exercised during the Participant’s lifetime other than by the Participant. Neither amounts credited to a Participant’s Account nor any rights with respect to the exercise of an option or to receive stock under the Plan may be assigned, transferred, pledged, or otherwise disposed of in any way by the Participant other than by will or the laws of descent and distribution. Any such attempted assignment, transfer, pledge, or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw from the Plan in accordance with Section 8.1.

13.2 Administrative Assistance

If the Committee in its discretion so elects, it may retain a brokerage firm, bank, or other financial institution to assist in the purchase of Shares, delivery of reports, or other administrative aspects of the Plan. If the Committee so elects, each Participant shall (unless prohibited by applicable law) be deemed upon enrollment in the Plan to have authorized the establishment of an account on his or her behalf at such institution. Shares purchased by a Participant under the Plan shall be held in the Account in the Participant’s name, or if the Participant so indicates in the enrollment form, in the Participant’s name together with the name of his or her spouse in joint tenancy with right of survivorship or spousal community property, or in certain forms of trust approved by the Committee.

13.3 Treatment of Non-U.S. Participants

Participants who are employed by non-U.S. Designated Subsidiaries, who are paid in foreign currency, and who contribute foreign currency to the Plan through contributions or payroll deductions will have such contributions converted to U.S. dollars. The exchange rate and method for such conversion will be determined as prescribed by the Committee. In no event will any procedure implemented for dealing with exchange rate fluctuations that may occur during an Offering Period result in a purchase price below the Purchase Price permitted under the Plan. Each Participant shall bear the risk of any currency exchange fluctuations (if applicable) between the date on which any Participant contributions are converted to U.S. dollars and the following Purchase Date.

13.4 Withholding

The Company or any Employer shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company or any member of the Employer, an amount sufficient to satisfy federal, state and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan.

13.5 Equal Rights and Privileges

All Eligible Employees shall have equal rights and privileges with respect to the Plan so that the Plan qualifies as an “employee stock purchase plan” within the meaning of Section 423 or any successor provision of the Code and the related regulations. Notwithstanding the express terms of the Plan, any provision of the Plan that is inconsistent with Section 423 or any successor provision of the Code shall without further act or amendment by the Company or the Committee be reformed to comply with the requirements of Section 423 of the Code. This Section 13.5 shall take precedence over all other provisions in the Plan.

13.6 Applicable Law

The Plan shall be governed by the substantive laws (excluding the conflict of laws rules) of the State of Oregon.

13.7 Amendment and Termination

The Board may amend, alter, or terminate the Plan at any time; provided, however, that (1) the Plan may not be amended in a way that will cause rights issued under the Plan to fail to meet the requirements of Section 423 of the Code; and (2) no amendment that would amend or modify the Plan in a manner requiring shareholder approval under Section 423 of the Code or the requirements of any securities exchange on which the Shares are traded shall be effective unless such shareholder approval is obtained. In addition, the Committee may amend the Plan as provided in Section 11.3, subject to the conditions set forth in this Section 13.7.

If the Plan is terminated, the Committee may elect to terminate all outstanding options either prior to their expiration or upon completion of the purchase of Shares on the next Purchase Date, or may elect to permit options to expire in accordance with their terms (and participation to continue through such expiration dates). If the options are terminated prior to expiration, all funds accumulated in Participants’ Accounts as of the date the options are terminated shall be returned to the Participants as soon as administratively feasible.

13.8 No Right of Employment

Neither the grant nor the exercise of any rights to purchase Shares under this Plan nor anything in this Plan shall impose upon the Company or a member of the Employer any obligation to employ or continue to employ any Employee. The right of the Company or a member of the Employer to terminate any Employee shall not be diminished or affected because any rights to purchase Shares have been granted to such Employee.

13.9 Rights as Shareholder

No Participant shall have any rights as shareholder unless and until Shares have been issued to him or her.

13.10 Governmental Regulation

The Company’s obligation to sell and deliver Shares under this Plan is subject to the approval of any governmental authority required in connection with the authorization, issuance, or sale of such Shares.

13.11 Gender

When used herein, masculine terms shall be deemed to include the feminine, except when the context indicates to the contrary.

13.12 Condition for Participation

As a condition to participation in the Plan, Eligible Employees agree to be bound by the terms of the Plan (including, without limitation, the notification and holding requirements of Section 7.5) and the determinations of the Committee.

APPENDIX A

DEFINITIONS

As used in the Plan,

“Account” means a recordkeeping account maintained for a Participant to which Participant contributions and payroll deductions, if applicable, shall be credited.

“Board” means the Board of Directors of the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation Committee or any other committee appointed by the Board to administer the Plan.

“Common Stock” means the Common Stock, par value $0.001 per share, of the Company.

“Company” means Rentrak Corporation, an Oregon corporation.

“Cut-Off Date” means the date established by the Committee from time to time by which enrollment forms must be received prior to an Enrollment Date.

“Designated Subsidiary” means any Subsidiary that has been designated by the Committee from time to time in its sole discretion as eligible to participate in the Plan and that has adopted the Plan with the approval of the Committee in its sole and absolute discretion.

“Effective Date” means the date on which the Plan is approved by the Company’s shareholders.

“Eligible Compensation” means all base gross earnings, including such amounts of gross earnings as are deferred by an Eligible Employee (a) under a qualified cash or deferred arrangement described in Section 401(k) of the Code or (b) to a plan qualified under Section 125 of the Code. Eligible Compensation does not include overtime, cash bonuses, commissions, severance pay, hiring and relocation bonuses, pay in lieu of vacations or sabbaticals, sick leave, gain from stock option exercises or any other special payments.

“Eligible Employee” means an Employee eligible to participate in the Plan in accordance with Section 3.

“Employee” means any individual who is an employee of the Employer for tax purposes.

“Employer” means the Company or any Designated Subsidiary of the Company by which an Employee is employed.

“Enrollment Date” means the first Trading Day of an Offering Period.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means, as of any date, the closing sales price for the Common Stock on any given date during regular trading, or if not trading on that date, such price on the last preceding date on which the Common Stock was traded, unless determined otherwise by the Committee using such methods or procedures as it may establish.

“Grant Date” means a date on which an Eligible Employee is granted an option under the Plan pursuant to Section 5.

“Grant Price” means the Fair Market Value of a Share on the Grant Date for such option.

“Offering Period” means the period beginning and ending on the dates designated by the Committee; provided, that each period shall in no event end later than twenty-seven (27) months from the Grant Date. The Offering Period may but need not be the same as the Purchase Period, as determined by the Committee.

“Participant” means an Eligible Employee who has enrolled in the Plan pursuant to Section 4.

“Plan” means this Rentrak Corporation U.S. Employee Stock Purchase Plan.

“Purchase Date” with respect to a Purchase Period means the last Trading Day in such Purchase Period.

“Purchase Date Price” means the Fair Market Value of a Share on the applicable Purchase Date.

“Purchase Period” means the period beginning and ending on the dates designated by the Committee; provided, that each period shall, in no event end later than twenty-seven (27) months from the Grant Date.

“Purchase Price” means the price designated by the Committee, at which each Share may be purchased under any option, but in no event less than eighty-five percent (85%) of the lesser of:

(1) The Grant Price and

(2) The Purchase Date Price.

“Shares” means shares of the Company’s Common Stock.

“Subsidiary” means a corporation, domestic or foreign, of which not less than 50% of the combined voting power is held by the Company or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary.

“Trading Day” means a day on which the New York Stock Exchange, the Nasdaq Stock Market or other alternative exchange or service on which the Common Stock is traded, listed or quoted is open for trading.

RENTRAK CORPORATION

INTERNATIONAL EMPLOYEE STOCK PURCHASE PLAN

SECTION 1. PURPOSE

The purpose of this Plan is to provide employees of the Company and its Designated Subsidiaries with an opportunity to purchase Common Stock of the Company.

SECTION 2. DEFINITIONS

Certain terms used in this Plan have the meanings set forth in Appendix A.

SECTION 3. ELIGIBILITY REQUIREMENTS

3.1 Initial Eligibility

Except as provided in Section 3.2, each Employee shall become eligible to participate in the Plan in accordance with Section 4 on the first Enrollment Date on or following the later of (a) the date on which such Employee completes six (6) months of continuous employment, or such shorter period determined appropriate by the Committee; and (b) the Effective Date. Participation in the Plan is entirely voluntary.

3.2 Limitations on Eligibility

The following Employees are not eligible to participate in the Plan:

(a) Employees who have been continuously employed for fewer than six (6) months, or such shorter period determined appropriate by the Committee; and

(b) Unless otherwise determined appropriate by the Committee, Employees whose customary employment is twenty (20) hours or less per week.

SECTION 4. ENROLLMENT

Any Eligible Employee may enroll in the Plan for any Offering Period by completing and signing an enrollment election form or by such other means as the Committee shall prescribe and submitting such enrollment election to the Company in accordance with procedures established by the Committee on or before the Cut-Off Date with respect to such Offering Period. Unless otherwise determined by the Committee, the enrollment election and the designated rate of payroll deduction shall continue for future Offering Periods unless the Participant changes or cancels the enrollment election or designated rate of payroll deduction prior to the Cut-Off Date.

SECTION 5. GRANT OF OPTIONS ON ENROLLMENT

5.1 Option Grant

Enrollment by an Eligible Employee in the Plan as of an Enrollment Date will constitute the grant by the Company to such Participant of an option on such Enrollment Date to purchase Shares from the Company pursuant to the Plan.

5.2 Option Expiration

An option granted to a Participant pursuant to this Plan shall expire, if not terminated for any reason first, on the earliest to occur of: (a) the end of the Offering Period in which such option was granted; (b) the completion of the purchase of Shares under the option under Section 7; or (c) the date on which participation of such Participant in the Plan terminates for any reason.

5.3 Purchase of Shares

An option granted to a Participant under the Plan shall give the Participant a right to purchase on a Purchase Date the largest number of whole Shares, as determined by the Committee, that the funds accumulated in the Participant’s Account as of such Purchase Date will purchase at the applicable Purchase Price; provided, however, that the Committee may, in its discretion, limit the number of Shares purchased by each Participant in any Purchase Period.

SECTION 6. PAYMENT

The Committee may designate the time and manner for payment of Shares to be purchased during the Purchase Period, including, but not limited to, through payroll deductions from Compensation, the terms and conditions of which are designated by the Committee. Payment amounts shall be credited on a bookkeeping basis to a Participant’s Account under this Plan. All payment amounts may be used by the Company for any purpose and the Company shall have no obligation to segregate such funds. No interest accrues on payments by Participants.

SECTION 7. PURCHASE OF SHARES

7.1 Option Exercise

Any option held by the Participant that was granted under this Plan and that remains outstanding as of a Purchase Date shall be deemed to have been exercised on such Purchase Date for the number of whole Shares, as determined by the Committee, that the funds accumulated in the Participant’s Account as of the Purchase Date will purchase at the applicable Purchase Price (but not in excess of the number of Shares for which options have been granted to the Participant pursuant to Section 5.3). Options for other Shares for which options have been granted that are not purchased on the last Purchase Date during the Offering Period shall terminate. Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such Shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the Shares may then be listed. As a condition to the exercise of an option, the Committee may require the person exercising such option to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares.

7.2 Refund of Excess Amount

If, after a Participant’s exercise of an option under Section 7.1, an amount remains credited to the Participant’s Account as of a Purchase Date, then the remaining amount shall be (a) if no further Purchase Periods are immediately contemplated by the Committee, distributed to the Participant as soon as administratively feasible, or (b) if another Purchase Period is contemplated by the Committee, carried forward in the Account for application to the purchase of Shares on the next following Purchase Date.

7.3 Employees of Subsidiary

In the case of Participants employed by a Designated Subsidiary, the Committee may provide for Shares to be sold through the Subsidiary to such Participants.

7.4 Pro Rata Allocation

If the total number of Shares for which options are or could be exercised on any Purchase Date in accordance with this Section 7, when aggregated with all Shares for which options have been previously exercised under this Plan, exceeds the maximum number of Shares reserved in Section 12, the Company may, in accordance with Section 12, allocate the Shares available for delivery and distribution in the ratio that the balance in each Participant’s Account bears to the aggregate balances of all Participants’ Accounts, and the remaining balance of the amount credited to the Account of each Participant under the Plan shall be returned to him or her as promptly as possible.

SECTION 8. WITHDRAWAL FROM THE PLAN, TERMINATION OF EMPLOYMENT, AND LEAVE OF ABSENCE

8.1 Withdrawal From The Plan

A Participant may withdraw all funds accumulated in the Participant’s Account from the Plan during any Purchase Period by delivering a notice of withdrawal to the Company or the Employer (in a manner prescribed by the Committee) at any time up to but not including the thirty (30) days prior to the Purchase Date next following the date such notice of withdrawal is delivered, or at such shorter time in advance of such Purchase Date as the Committee may permit. If notice of complete withdrawal as described in the preceding sentence is timely received, all funds then accumulated in the Participant’s Account shall not be used to purchase Shares, but shall instead be distributed to the Participant as soon as administratively feasible and the Company or the Employer will cease the Participant’s payroll withholding for the Plan in accordance with timing and other procedures established by the Committee. An Employee who has withdrawn during a Purchase Period may not return funds to the Company or the Employer during the same Purchase Period and require the Company or the Employer to apply those funds to the purchase of Shares. Any Eligible Employee who has withdrawn from the Plan may, however, re-enroll in the Plan on the next subsequent Enrollment Date, if any.

8.2 Termination of Participation

Participation in the Plan terminates immediately on the date on which a Participant ceases to be employed by the Company or the Employer for any reason whatsoever or otherwise ceases to be an Eligible Employee, and all funds then accumulated in the Participant’s Account shall not be used to purchase Shares, but shall instead be distributed to the Participant as soon as administratively feasible.

8.3 Leaves of Absence

If a Participant takes a leave of absence, such Participant shall have the right, in accordance with procedures prescribed by the Committee, to elect to withdraw from the Plan in accordance with Section 8.1. To the extent determined by the Committee, certain leaves of absence may be treated as cessations of employment for purposes of the Plan.

SECTION 9. ADJUSTMENTS UPON CHANGES IN CAPITALIZATION, DISSOLUTION, LIQUIDATION, MERGER OR ASSET SALE

9.1 Adjustments Upon Changes in Capitalization

Subject to any required action by the shareholders of the Company, the right to purchase Shares of Common Stock covered by a current Offering Period and the number of Shares that have been authorized for issuance under the Plan for any future Offering Period, the maximum number of Shares each Participant may purchase each Offering Period (pursuant to Section 5.3 hereof), as well as the price per Share and the number of Shares covered by each right under the Plan that have not yet been purchased shall be proportionately adjusted in the sole discretion of the Committee for any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, extraordinary cash dividend, combination or reclassification of the Common Stock, or recapitalization, reorganization, consolidation, split-up, spin-off, or any other increase or decrease in the number of Shares effected without receipt of consideration by the Company. Except as expressly provided otherwise by the Committee, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares.

9.2 Adjustments Upon Dissolution, Liquidation, Merger or Sale of Assets

Without limitation on the preceding provisions, in the event of any dissolution, liquidation, merger, consolidation, sale of all or substantially all of the Company’s outstanding voting securities, sales, lease, exchange or other transfer of all or substantially all of the Company’s assets, or any similar transaction as determined by the Committee in its sole discretion, the Committee may make such adjustment it deems appropriate to prevent dilution or enlargement of rights in the number and class of Shares that may be delivered under Section 12, in the number, class of or price of Shares available for purchase under the Plan and in the number of Shares that a Participant is entitled to purchase and any other adjustments it deems appropriate. Without limiting the Committee’s authority under this Plan, in the event of any such transaction, the Committee may elect to have the options hereunder assumed or such options substituted by a successor entity, to terminate all outstanding options either prior to their expiration or upon completion of the purchase of Shares on the next Purchase Date, to shorten the Offering Period by setting a new Purchase Date, or to take such other action deemed appropriate by the Committee.

SECTION 10. DESIGNATION OF BENEFICIARY

Each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom the amount in his or her Account is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Committee during the Participant’s lifetime. In the absence of any such designation, any Account balance remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

SECTION 11. ADMINISTRATION

11.1 Administration by Committee

The Plan shall be administered by the Committee. The Committee shall have the authority to delegate duties to officers, directors or employees of the Company.

11.2 Authority of Committee

The Committee shall have the full and exclusive discretionary authority to construe and interpret the Plan and options granted under it; to establish, amend, and revoke rules and regulations for administration of the Plan (including, without limitation, the determination and change of Offering Periods, Purchase Periods and payment procedures, the requirement that Shares be held by a specified broker, and the establishment of the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars); to determine all questions of eligibility, disputed claims and policy that may arise in the administration of the Plan; to make any changes to the Plan or its operations to reduce or eliminate any unfavorable legal, accounting or other consequences to the extent deemed appropriate by the Committee; and, generally, to exercise such powers and perform such acts as the Committee deems necessary or expedient to promote the best interests of the Company, including, but not limited to, designating from time to time which Subsidiaries of the Company shall be part of the Employer. The Committee’s determinations as to the interpretation and operation of this Plan shall be final and conclusive and each action of the Committee shall be binding on all persons. The Committee may adopt special or different rules for the operation of the Plan for different Participants, including, but not limited to, rules designed to accommodate the practices of the applicable jurisdiction.

11.3 Administrative Modification

The Plan provisions relating to the administration of the Plan may be modified by the Committee from time to time as may be desirable to satisfy any requirements of or under the securities or other applicable laws of the United States or other jurisdiction, to obtain any exemption under such laws, or to reduce or eliminate any unfavorable legal, accounting or other consequences or for any other purpose deemed appropriate by the Committee.

SECTION 12. NUMBER OF SHARES

Subject to adjustment as set forth in Section 9, the number of Shares are reserved for sale and authorized for issuance pursuant to the Rentrak Corporation 2011 Employee Stock Purchase Plan is 200,000 Shares, and therefore, the number of Shares authorized for issuance pursuant to the Plan is the number of Shares specified above less the number of Shares issued pursuant to the Rentrak Corporation U.S. Employee Stock Purchase Plan. If any option granted under the Plan shall for any reason terminate without having been exercised, the Shares not purchased under such option shall again become available for the Rentrak Corporation 2011 Employee Stock Purchase Plan. If on a given Purchase Date, the number of Shares with respect to which options are to be exercised exceeds the number of Shares then available under the Plan, the Committee shall make a pro rata allocation of the Shares remaining available for purchase in as uniform a manner as shall be practical and as it shall determine to be equitable.

SECTION 13. MISCELLANEOUS

13.1 Restrictions on Transfer

Options granted under the Plan to a Participant may not be exercised during the Participant’s lifetime other than by the Participant. Neither amounts credited to a Participant’s Account nor any rights with respect to the exercise of an option or to receive stock under the Plan may be assigned, transferred, pledged, or otherwise disposed of in any way by the Participant other than by will or the laws of descent and distribution. Any such attempted assignment, transfer, pledge, or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw from the Plan in accordance with Section 8.1.

13.2 Administrative Assistance

If the Committee in its discretion so elects, it may retain a brokerage firm, bank, or other financial institution to assist in the purchase of Shares, delivery of reports, or other administrative aspects of the Plan. If the Committee so elects, each Participant shall (unless prohibited by applicable law) be deemed upon enrollment in the Plan to have authorized the establishment of an account on his or her behalf at such institution. Shares purchased by a Participant under the Plan shall be held in the Account in the Participant’s name, or if the Participant so indicates in the enrollment form, in the Participant’s name together with the name of his or her spouse in joint tenancy with right of survivorship or spousal community property, or in certain forms of trust approved by the Committee.

13.3 Treatment of Non-U.S. Participants

Participants who are employed by non-U.S. Designated Subsidiaries, who are paid in foreign currency, and who contribute foreign currency to the Plan through contributions or payroll deductions will have such contributions converted to U.S. dollars. The exchange rate and method for such conversion will be determined as prescribed by the Committee. Each Participant shall bear the risk of any currency exchange fluctuations (if applicable) between the date on which any Participant contributions are converted to U.S. dollars and the following Purchase Date.

13.4 Withholding

The Company or any Employer shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company or any member of the Employer, an amount sufficient to satisfy taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan.

13.5 Applicable Law

The Plan shall be governed by the substantive laws (excluding the conflict of laws rules) of the State of Oregon.

13.6 Amendment and Termination

The Board may amend, alter, or terminate the Plan at any time; provided, however, that no amendment that would amend or modify the Plan in a manner requiring shareholder approval under the requirements of any securities exchange on which the Shares are traded shall be effective unless such shareholder approval is obtained. In addition, the Committee may amend the Plan as provided in Section 11.3, subject to the conditions set forth in this Section 13.6.

If the Plan is terminated, the Committee may elect to terminate all outstanding options either prior to their expiration or upon completion of the purchase of Shares on the next Purchase Date, or may elect to permit options to expire in accordance with their terms (and participation to continue through such expiration dates). If the options are terminated prior to expiration, all funds accumulated in Participants’ Accounts as of the date the options are terminated shall be returned to the Participants as soon as administratively feasible.

13.7 No Right of Employment

Neither the grant nor the exercise of any rights to purchase Shares under this Plan nor anything in this Plan shall impose upon the Company or a member of the Employer any obligation to employ or continue to employ any Employee. The right of the Company or a member of the Employer to terminate any Employee shall not be diminished or affected because any rights to purchase Shares have been granted to such Employee.

13.8 Rights as Shareholder

No Participant shall have any rights as shareholder unless and until Shares have been issued to him or her.

13.9 Governmental Regulation

The Company’s obligation to sell and deliver Shares under this Plan is subject to the approval of any governmental authority required in connection with the authorization, issuance, or sale of such Shares.

13.10 Gender

When used herein, masculine terms shall be deemed to include the feminine, except when the context indicates to the contrary.

13.11 Condition for Participation

As a condition to participation in the Plan, Eligible Employees agree to be bound by the terms of the Plan and the determinations of the Committee.

APPENDIX A

DEFINITIONS

As used in the Plan,

“Account” means a recordkeeping account maintained for a Participant to which Participant contributions and payroll deductions, if applicable, shall be credited.

“Board” means the Board of Directors of the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation Committee or any other committee appointed by the Board to administer the Plan.

“Common Stock” means the Common Stock, par value $0.001 per share, of the Company.

“Company” means Rentrak Corporation, an Oregon corporation.

“Compensation” means all gross earnings, including such amounts of gross earnings as are deferred by an Eligible Employee (a) under a qualified cash or deferred arrangement described in Section 401(k) of the Code or (b) to a plan qualified under Section 125 of the Code.

“Cut-Off Date” means the date established by the Committee from time to time by which enrollment forms must be received prior to an Enrollment Date.

“Designated Subsidiary” means any Subsidiary that has been designated by the Committee from time to time in its sole discretion as eligible to participate in the Plan and that has adopted the Plan with the approval of the Committee in its sole and absolute discretion.

“Effective Date” means the date on which the Company’s shareholders approve the Plan.

“Eligible Employee” means an Employee eligible to participate in the Plan in accordance with Section 3.

“Employee” means any individual who is an employee of the Employer for purposes of the Plan as determined by the Committee.

“Employer” means the Company or any Designated Subsidiary of the Company by which an Employee is employed.

“Enrollment Date” means the first Trading Day of an Offering Period.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means, as of any date, the closing sales price for the Common Stock on any given date during regular trading, or if not trading on that date, such price on the last preceding date on which the Common Stock was traded, unless determined otherwise by the Committee using such methods or procedures as it may establish.

“Grant Date” means a date on which an Eligible Employee is granted an option under the Plan pursuant to Section 5.

“Grant Price” means the Fair Market Value of a Share on the Grant Date for such option.

“Offering Period” means the period beginning and ending on the dates designated by the Committee; provided, that each period shall in no event end later than twenty-seven (27) months from the Grant Date. The Offering Period may but need not be the same as the Purchase Period, as determined by the Committee.

“Participant” means an Eligible Employee who has enrolled in the Plan pursuant to Section 4.

“Plan” means this Rentrak Corporation International Employee Stock Purchase Plan.

“Purchase Date” with respect to a Purchase Period means the last Trading Day in such Purchase Period.

“Purchase Date Price” means the Fair Market Value of a Share on the applicable Purchase Date.

“Purchase Period” means the period beginning and ending on the dates designated by the Committee; provided, that each period shall, in no event end later than twenty-seven (27) months from the Grant Date.

“Purchase Price” means the price designated by the Committee, at which each Share may be purchased under any option, but in no event less than eighty-five percent (85%) of the lesser of:

(1) The Grant Price and

(2) The Purchase Date Price.

“Shares” means shares of the Company’s Common Stock.

“Subsidiary” means a corporation, domestic or foreign, of which not less than 50% of the combined voting power is held by the Company or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary.

“Trading Day” means a day on which the New York Stock Exchange, the Nasdaq Stock Market or other alternative exchange or service on which the Common Stock is traded, listed or quoted is open for trading.

RENTRAK CORPORATION

IMPORTANT ANNUAL MEETING INFORMATION 000004

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Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE

A Proposals — The Board of Directors unanimously recommends a vote FOR each of the nominees named below and FOR Proposals 2, 3, 4 and 5.

1. Election of Directors:

01 - David Boylan 02 - William Engel 03 - Patricia Gottesman

04 - William Livek 05 - Anne MacDonald 06 - Martin O’Connor

07 - Brent Rosenthal 08 - Ralph Shaw

Mark here to vote FOR all nominees

Mark here to WITHHOLD vote from all nominees

For All EXCEPT - To withhold authority to vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) below

01 02 03 04 05 06 07 08

For Against Abstain

2. Ratification of the Appointment of Independent Registered Public Accounting Firm Ratify the appointment of Grant Thornton LLP as Rentrak’s independent registered public accounting firm.

3. Approval of Amendment to Rentrak Corporation’s Restated Articles of Incorporation Approve amendment to Article III of Rentrak Corporation’s Restated Articles of Incorporation to increase the number of authorized shares of common stock from 30,000,000 to 75,000,000.

4. Approval of Amendment to Rentrak Corporation’s 2011 Employee Stock Purchase Plan Approve amendment to Rentrak Corporation’s 2011 Employee Stock Purchase Plan to increase the number of shares of common stock available for issuance under the plan by 100,000 shares.

5. Advisory Vote on Named Executive Officer Compensation Approve, on an advisory basis, the compensation of Rentrak’s named executive officers.

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please date and sign exactly as name appears hereon. When shares are held as joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

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Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on August 13, 2014:

The Proxy Statement and the 2014 Annual Report to Shareholders are available at http://investor.rentrak.com/annuals.cfm

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — RENTRAK CORPORATION

2014 ANNUAL MEETING OF SHAREHOLDERS

This proxy is solicited on behalf of the board of directors of Rentrak Corporation (“Rentrak”).

The undersigned hereby appoints each of William Livek and David Chemerow as proxies, with full power of substitution, and hereby authorizes them to represent and to vote as designated on the reverse side, all the shares of Rentrak common stock held of record by the undersigned on June 17, 2014, at the annual meeting of the shareholders to be held at Rentrak Corporation’s executive offices, located at One Airport Center, 7700 N.E. Ambassador Place, Portland, OR, 97220 on August 13, 2014, at 9:00 a.m., Pacific Daylight Time, or any adjournments or postponements thereof.

This proxy, when properly executed, will be voted in the manner directed by the undersigned shareholder. If no direction is provided, the proxies named above will vote FOR each director nominee named in Proposal 1 and FOR Proposal 2, FOR Proposal 3, FOR Proposal 4, and FOR Proposal 5. If for any reason any nominee for director should become unable to serve (an event the board does not anticipate), proxies will be voted for the election of such substitute nominee as the board in its discretion may recommend.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

Please mark, sign, date, and return the proxy using the enclosed envelope.